     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2003


                                                     REGISTRATION NO. 333-105354

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            DUKE ENERGY CORPORATION
             (Exact name of Registrant as Specified in Its Charter)
                                 NORTH CAROLINA
         (State or Other Jurisdiction of Incorporation or Organization)
                                   56-0205520
                       (IRS Employer Identification No.)
                            526 SOUTH CHURCH STREET
                        CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 594-6200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                ROBERT P. BRACE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            DUKE ENERGY CORPORATION
                            526 SOUTH CHURCH STREET
                        CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 594-6200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                    COPY TO:

                           VINCENT PAGANO, JR., ESQ.

                         SIMPSON THACHER & BARTLETT LLP

                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY   , 2003

PROSPECTUS

                               [DUKE ENERGY LOGO]

                                  $500,000,000

     Offer to exchange all outstanding First and Refunding Mortgage Bonds, 3.75% Series A due 2008 for an equal amount of First and Refunding Mortgage Bonds, 3.75% Series B due 2008, which have been registered under the Securities Act of 1933.

     THE EXCHANGE OFFER

     - We will exchange all outstanding bonds that are validly tendered and not validly withdrawn for an equal principal amount of exchange bonds that are freely tradeable, except in limited circumstances described below.

     - You may withdraw tenders of outstanding bonds at any time prior to the expiration of the exchange offer.


     - The exchange offer expires at 5:00 p.m., New York City time, on
                 , 2003, unless extended. We do not currently intend to extend the expiration date. If extended, the offer will not remain open later
       than           , 200 .


     - The exchange of outstanding bonds for exchange bonds in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

     THE EXCHANGE BONDS


     - The exchange bonds are being offered in order to satisfy our obligation to offer the exchange bonds under the registration rights agreement entered into in connection with the placement of the outstanding bonds.


     - The terms of the exchange bonds to be issued in the exchange offer are substantially identical to the outstanding bonds, except that the exchange bonds will be freely tradeable, except in limited circumstances described below.

     RESALES OF EXCHANGE BONDS

     - The exchange bonds may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange bonds on a national market.

     If you are a broker-dealer and you receive exchange bonds for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange bonds. By making such acknowledgement, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange bonds received in exchange for outstanding bonds where the outstanding bonds were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Bonds for a period of the lesser of 90 days after the consummation of the Exchange Offer and the date on which all broker-dealers have sold all Exchange Bonds held by them (unless such Exchange Offer period is extended). A broker-dealer may not participate in the exchange offer with respect to outstanding bonds acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."


     If you are an affiliate of Duke Energy Corporation or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange bonds, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and thus you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.


     YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
About This Prospectus................     i
Prospectus Summary...................     1
Risk Factors.........................     9
Forward-Looking Statements...........    24
Where You Can Find More
  Information........................    25
Ratio of Earnings to Fixed Charges...    26
Use of Proceeds......................    26
Selected Historical Consolidated
  Financial Information..............    27



                                        PAGE
                                        ----
The Exchange Offer...................    29
Description of the Bonds.............    39
Material United States Federal Income
  Tax Consequences...................    47
Plan of Distribution.................    47
Legal Matters........................    48
Experts..............................    48


                             ---------------------

                             ABOUT THIS PROSPECTUS

     In this prospectus, the terms "we," "our," "us," "Company" and "Duke Energy" mean Duke Energy Corporation including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. Unless the context otherwise requires, "bonds" refers to the outstanding bonds and the exchange bonds.

     You should rely only on the information contained in this document. Neither Duke Energy nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.


     This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See "Where You Can Find More Information" beginning on page 23.

                               PROSPECTUS SUMMARY


     This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information you need to consider. You should read carefully this entire prospectus.


OVERVIEW

     Duke Energy, together with its subsidiaries, an integrated provider of energy and energy services, offers physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy, together with its subsidiaries, provides these and other services through six business segments:

     - Franchised Electric

     - Natural Gas Transmission

     - Field Services

     - Duke Energy North America

     - International Energy

     - Other Operations


     A substantial amount of our business is conducted through our subsidiaries, none of which are obligors or guarantors on the bonds. For the year ended December 31, 2002, Duke Energy subsidiaries had operating revenues of $10,800 million and as of December 31, 2002, Duke Energy subsidiaries had assets of $47.5 million.


     FRANCHISED ELECTRIC generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. It conducts operations primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission, or FERC, the North Carolina Utilities Commission, or NCUC, and the Public Service Commission of South Carolina, or PSCSC.

     NATURAL GAS TRANSMISSION provides transportation and storage of natural gas for customers throughout the east coast and southern portion of the United States and in Canada. Natural Gas Transmission also provides distribution service to retail customers in Ontario and Western Canada and gas gathering and processing services to customers in Western Canada. Natural Gas Transmission does business primarily through Duke Energy Gas Transmission Corporation. Duke Energy acquired Westcoast Energy Inc. on March 14, 2002. Duke Energy Gas Transmission's natural gas transmission and storage operations in the United States are subject to the FERC's and the Texas Railroad Commission's rules and regulations, while natural gas gathering, processing, transmission, distribution and storage operations in Canada are subject to the rules and regulations of the National Energy Board, the Ontario Energy Board and the British Columbia Utilities Commission.

     FIELD SERVICES gathers, compresses, treats, processes, transports, trades and markets, and stores natural gas; and produces, transports, markets and stores natural gas liquids, or NGLs. It conducts operations primarily through Duke Energy Field Services, LLC, which is approximately 30% owned by ConocoPhillips and approximately 70% owned by Duke Energy. Field Services gathers natural gas from production wellheads in Western Canada and 11 contiguous states in the United States. Those systems serve major natural gas-producing regions in the Western Canadian Sedimentary Basin, Rocky Mountain, Permian Basin, Mid-Continent and East Texas-Austin Chalk-North Louisiana areas, as well as onshore and offshore Gulf Coast areas.

     DUKE ENERGY NORTH AMERICA develops, operates and manages merchant power generation facilities and engages in commodity sales and services related to natural gas and electric power. Duke Energy North America conducts business throughout the United States and Canada through Duke Energy North America, LLC and Duke Energy Trading and Marketing, LLC. Duke Energy Trading and Marketing is approximately 40% owned by ExxonMobil Corporation and approximately 60% owned by Duke Energy. In 2002, management combined Duke Energy Merchants Holdings with the Other Energy Services segment. Previous periods have been reclassified to conform to the current presentation. In April 2003, Duke Energy announced that it would discontinue proprietary trading at Duke Energy North America.


     INTERNATIONAL ENERGY develops, operates and manages natural gas transportation and power generation facilities, and engages in sales and marketing of natural gas and electric power outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target power generation in Latin America, power generation and natural gas transmission in the Asia-Pacific region and natural gas marketing in Northwest Europe.


     OTHER OPERATIONS is composed of diverse businesses, operating through Crescent Resources, LLC, DukeNet Communications, LLC, Duke Capital Partners, LLC, Duke Energy Merchants, Duke/Fluor Daniel and Energy Delivery Services. Beginning in 2003, the business segments formally known as Other Energy Services and Duke Ventures were combined into a segment called Other Operations. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects, and manages land holdings primarily in the Southeastern and Southwestern U.S. DukeNet develops and manages fiber optic communications systems for wireless, local and long distance communications companies and selected educational, governmental, financial and health care entities. Duke Capital Partners, a wholly owned merchant finance company, provides debt and equity capital and financial advisory services primarily to the energy industry. In March 2003, Duke Energy announced that it will exit the merchant finance business at Duke Capital Partners in an orderly manner. Duke Energy Merchants engages in commodity buying and selling, and risk management and financial services in non-regulated energy commodity markets other than physical natural gas and power (such as petroleum products). On April 11, 2003, Duke Energy announced that it will also discontinue proprietary trading at Duke Energy Merchants. Duke/Fluor Daniel provides comprehensive engineering, procurement, construction, commissioning and operating plant services for fossil-fueled electric power generating facilities worldwide. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc., a wholly owned subsidiary of Fluor Corporation. On July 9, 2003, Duke Energy and Fluor Corporation announced that they will dissolve Duke/Fluor Daniel and will develop a plan for an orderly wind-down of the business over the next two years. Energy Delivery Services is an engineering, construction, maintenance and technical services firm specializing in electric transmission and distribution lines and substation projects.


     The foregoing information about Duke Energy and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy and its business segments, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus.

RECONCILIATION OF CERTAIN FINANCIAL INFORMATION



     The following tables reconcile EBIT to net income for the four quarters for the year ended 2002 and 2001, respectively, and should be read in conjunction with Duke Energy's annual report on Form 10-K for the year ended December 31, 2002.



RECONCILIATION OF EBIT TO NET INCOME (IN MILLIONS)



                                          1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   TOTAL
                                             2002          2002          2002          2002        2002
                                          -----------   -----------   -----------   -----------   ------
EBIT....................................     $761         $1,047         $668          $393       $2,869
Interest expense........................      189            264          316           341        1,110
Minority interest expense (benefit).....       32             62           14            (1)         107
                                             ----         ------         ----          ----       ------
Earnings before income taxes............      540            721          338            53        1,652
Income taxes............................      158            247          108           105          618
                                             ----         ------         ----          ----       ------
Income (loss) before cumulative effect
  of change in accounting principle.....      382            474          230           (52)       1,034
Cumulative effect of change in
  accounting principle, net of tax......       --             --           --            --           --
                                             ----         ------         ----          ----       ------
Net income (loss).......................     $382         $  474         $230          $(52)      $1,034
                                             ====         ======         ====          ====       ======



RECONCILIATION OF EBIT TO NET INCOME (IN MILLIONS)



                                          1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   TOTAL
                                             2001          2001          2001          2001        2001
                                          -----------   -----------   -----------   -----------   ------
EBIT....................................    $1,254         $902         $1,529         $571       $4,256
Interest expense........................       213          202            191          179          785
Minority interest expense...............       160           45             62           60          327
                                            ------         ----         ------         ----       ------
Earnings before income taxes............       881          655          1,276          332        3,144
Income taxes............................       327          236            480          107        1,150
                                            ------         ----         ------         ----       ------
Income before cumulative effect of
  change in accounting principle........       554          419            796          225        1,994
Cumulative effect of change in
  accounting principle, net of tax......       (96)          --             --           --          (96)
                                            ------         ----         ------         ----       ------
Net income..............................    $  458         $419         $  796         $225       $1,898
                                            ======         ====         ======         ====       ======


                             ---------------------

     We are incorporated in North Carolina and the address of our principal executive offices is 526 South Church Street, Charlotte, North Carolina 28202. Our telephone number is (704) 594-6200.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On February 25, 2003, we completed the private offering of the outstanding bonds. References to the "bonds" in this prospectus are references to both the outstanding bonds and the exchange bonds. This prospectus is part of a registration statement covering the exchange of the outstanding bonds for the exchange bonds.

     The outstanding bonds were issued and the exchange bonds offered hereby will be issued as part of a series of First and Refunding Mortgage Bonds under our First and Refunding Mortgage, dated as of December 1, 1927, to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented and amended, including by the Eighty-First Supplemental Indenture, dated as of February 25, 2003. The First and Refunding Mortgage, as supplemented and amended, is sometimes called the "Mortgage."

     In connection with the private offering, we entered into a registration rights agreement, dated as of February 25, 2003, with the initial purchasers in the private offering, or the Registration Rights Agreement, in which we agreed, among other things, to deliver this prospectus to you as part of the exchange offer and we agreed to complete the exchange offer within 210 days after the date of original issuance of the outstanding bonds. You are entitled to exchange in the exchange offer your outstanding bonds for exchange bonds, which are identical in all material respects to the outstanding bonds except:

     - the exchange bonds have been registered under the Securities Act;


     - the exchange bonds are not entitled to the registration rights which are applicable to the outstanding bonds under the Registration Rights Agreement; and


     - the special interest premium is no longer applicable.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
  PROXY.

The Exchange Offer............   We are offering to exchange up to $500,000,000
                                 aggregate principal amount of our First and Refunding Mortgage Bonds, 3.75% Series B due
                                 2008, which we refer to in this prospectus as the exchange bonds, for up to $500,000,000 aggregate principal amount of our First and Refunding Mortgage Bonds, 3.75% Series A due
                                 2008, which we refer to in this prospectus as the outstanding bonds. Outstanding bonds may be exchanged only in integral multiples of $1,000.


Resale........................   Based on an interpretation by the staff of the
                                 Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange bonds issued pursuant to the exchange offer in exchange for outstanding bonds may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of Duke
                                 Energy Corporation within the meaning of Rule
                                 405 under the Securities Act or a broker-dealer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange bonds in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange bonds.


                                 Each participating broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer in exchange for outstanding bonds that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange bonds. See "Plan of Distribution."

                                 Any holder of outstanding bonds who:

                                 - is an affiliate of Duke Energy Corporation,


                                 - is a broker-dealer that acquired the
                                   outstanding bonds directly from us,


                                 - does not acquire exchange bonds in the
                                   ordinary course of its business, or

                                 - tenders in the exchange offer with the
                                   intention to participate, or for the purpose of participating, in a distribution of exchange bonds cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange bonds.


Expiration Date; Withdrawal of
Tender........................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2003, or
                                 such later date and time to which we extend it,
                                 which date we refer to as the "expiration
                                 date." If extended, the offer will not remain
                                 open later than           , 200 . We do not
                                 currently intend to extend the expiration date.
                                 A tender of outstanding bonds pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding bonds not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.



Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the section of this prospectus captioned "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer" for more information regarding the conditions to the exchange offer.


Procedures for Tendering
Outstanding Bonds.............   If you wish to participate in the exchange
                                 offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding bonds and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding bonds through The Depository
                                 Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of
                                 DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange bonds that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in a distribution of the exchange bonds;


                                 - if you are not a broker-dealer, that you are
                                   not engaged in, and do not intent to engage in, the distribution of the exchange bonds;


                                 - if you are a broker-dealer that will receive
                                   exchange bonds for your own account in
                                   exchange for outstanding bonds that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange bonds; and


                                 - you are not an "affiliate," as defined in
                                   Rule 405 of the Securities Act, of Duke
                                   Energy Corporation.


Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of outstanding
                                 bonds that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding bonds in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding bonds, either make appropriate arrangements to register ownership of the outstanding bonds in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding bonds
                                 and your outstanding bonds are not immediately available or you cannot deliver your outstanding bonds, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer
                                 Program prior to the expiration date, you must tender your outstanding bonds according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Effect on Holders of
Outstanding Bonds.............   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered outstanding bonds pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the Registration Rights
                                 Agreement and, accordingly, there will be no increase in the interest rate on the outstanding bonds under the circumstances described in the Registration Rights Agreement.
                                 If you are a holder of outstanding bonds and you do not tender your outstanding bonds in the exchange offer, you will continue to hold such outstanding bonds and you will be entitled to all the rights and limitations applicable to the outstanding bonds in the Mortgage, except for any rights under the Mortgage or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.

                                 To the extent that outstanding bonds are tendered and accepted in the exchange offer, the trading market for outstanding bonds could be adversely affected.

Consequences of Failure to
Exchange......................   All untendered outstanding bonds will continue
                                 to be subject to the restrictions on transfer provided for in the outstanding bonds and in the Mortgage. In general, the outstanding bonds may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding bonds under the Securities Act.


Material Income Tax
Considerations................   The exchange of outstanding bonds for exchange
                                 bonds in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Material United States
                                 Federal Income Tax Considerations."


Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of exchange bonds pursuant to the exchange offer.

Exchange Agent................   JPMorgan Chase Bank is the exchange agent for
                                 the exchange offer. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned "The
                                 Exchange Offer -- Exchange Agent."


                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------   THREE MONTHS ENDED
                                              1998   1999   2000   2001   2002     MARCH 31, 2003
 Ratio of Earnings to Fixed Charges . . .     ----   ----   ----   ----   ----   ------------------
                                              4.5    2.7    3.6    3.8    2.1           2.6



                                 For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.

                   SUMMARY OF THE TERMS OF THE EXCHANGE BONDS

Issuer........................   Duke Energy Corporation.

Bonds Offered.................   $500,000,000 in aggregate principal amount of
                                 First and Refunding Mortgage Bonds, 3.75%
                                 Series B due 2008.

Maturity Date.................   March 5, 2008.

Interest Payment Dates........   March 5 and September 5 of each year, beginning
                                 September 5, 2003. The initial interest payment will include accrued interest from February 25, 2003.

Interest Rate.................   3.75% per year.


Ranking.......................   The outstanding bonds are, and the exchange
                                 bonds will be, a series of First and Refunding
                                 Mortgage Bonds of Duke Energy Corporation. All series of the First and Refunding Mortgage
                                 Bonds are equally and ratably secured without preference, priority or distinction. The bonds are senior secured debt of the company which is effectively senior to senior unsecured debt of the company. As of March 31, 2003, the company had total senior secured indebtedness of $1,290 million and total unsecured senior indebtedness of $3,882 million.


Optional Redemption...........   We may redeem some or all of the bonds at the
                                 redemption prices set forth under "Description of the Bonds -- Optional Redemption."

Use of Proceeds...............   There will be no cash proceeds to us from the
                                 exchange offer.


Covenants.....................   The Mortgage governing the bonds contains
                                 covenants that, among other things, limit our ability to create liens on our assets. See
                                 "Description of the Bonds" in this prospectus.


Absence of a Public Market for
the Exchange Bonds............   The exchange bonds generally will be freely
                                 transferable but will also be new securities for which there will not initially be a market.
                                 Accordingly, we cannot assure you whether a market for the exchange bonds will develop or as to the liquidity of any market. We do not intend to apply for a listing of the exchange bonds on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding bonds have advised us that they currently intend to make a market in the exchange bonds.
                                 However, they are not obligated to do so, and any market making with respect to the exchange bonds may be discontinued without notice.

                             ---------------------

     You should carefully consider the risk factors set forth under the caption of this "Risk Factors" and the other information included in this prospectus before tendering your outstanding bonds in the exchange offer.

                                  RISK FACTORS


     You should carefully consider the following factors and other information contained in this prospectus before deciding to tender outstanding bonds in the exchange offer. Unless noted otherwise, the risk factors set forth below are applicable to the outstanding bonds as well as the exchange bonds. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of the bonds.


RISKS RELATED TO THE EXCHANGE OFFER

  IF YOU CHOOSE NOT TO EXCHANGE YOUR OUTSTANDING BONDS, THE PRESENT TRANSFER RESTRICTIONS WILL REMAIN IN FORCE AND THE MARKET PRICE OF YOUR OUTSTANDING BONDS COULD DECLINE.


     If you do not exchange your outstanding bonds for exchange bonds under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding bonds as set forth in the offering memorandum distributed in connection with the private offering of the outstanding bonds. In general, the outstanding bonds may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding bonds under the Securities Act.


     The tender of outstanding bonds under the exchange offer will reduce the principal amount of the outstanding bonds outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding bonds due to a reduction in liquidity.

  YOU MUST FOLLOW THE EXCHANGE OFFER PROCEDURES CAREFULLY IN ORDER TO RECEIVE THE EXCHANGE BONDS.

     If you do not follow the procedures described herein, you will not receive the exchange bonds. The exchange bonds will be issued to you in exchange for your outstanding bonds only after timely receipt by the exchange agent of:

     - a properly completed and executed letter of transmittal and all other required documents; or

     - a book-entry delivery by electronic transmittal of an agent's message through DTC.

     If you want to tender your outstanding bonds in exchange for exchange bonds, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of outstanding bonds for exchange. For additional information, please refer to the sections captioned "The Exchange Offer" and "Plan of Distribution" in this prospectus.

RISKS RELATED TO THE MARKET CYCLE OF OUR INDUSTRY

  OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED BY SUSTAINED DOWNTURNS OR SLUGGISHNESS IN THE ECONOMY, INCLUDING LOW LEVELS IN THE MARKET PRICES OF COMMODITIES, ALL OF WHICH ARE BEYOND OUR CONTROL.

     Sustained downturns or sluggishness in the economy generally affect the markets in which we operate and negatively influence our regulated and unregulated energy operations. Declines in demand for electricity as a result of economic downturns in our Franchised Electric service territories will reduce overall electricity sales and lessen our cash flows, especially as our industrial customers reduce production and, thus, consumption of electricity. Our Natural Gas Transmission and Field Services businesses may experience a decline in the volume of natural gas shipped through their pipelines and transport systems or gathered and processed at their plants, resulting in lower revenue and cash flows, as lower economic output reduces energy demand. Although our Franchised Electric business is subject to regulated allowable rates of return and recovery of fuel costs under a fuel adjustment clause, and our gas transmission is subject to mandated tariff rates, overall declines in electricity sold or the volume of gas shipped as a result of economic downturn or recession could reduce our revenues and cash flows, thus diminishing our results of operations.

     Our Duke Energy North America business sells power from generation facilities into the spot market or other competitive power markets on a contractual basis and enters into contracts to purchase and sell electricity, natural gas and NGLs as part of our power marketing and energy trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through mandated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power, natural gas and NGLs in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. These factors could reduce our revenues and margins and therefore diminish our results of operations.

     Lower demand for the electricity we sell, for the natural gas we gather, process and transport and in the market prices for electricity, natural gas and NGLs result from multiple factors that affect our service territories and the end markets where we sell electricity or ship natural gas, including:


     - weather conditions, to the extent that abnormally mild winter or summer weather causes lower energy usage for heating or cooling purposes, respectively;



     - supply of and demand for energy commodities, including any decreases in the production of natural gas due to depressed prices for natural gas which could negatively affect our gas transmission business due to lower throughput and our energy trading business through lower prices;



     - illiquid markets including reductions in trading volumes which result in lower revenues and earnings;



     - general economic conditions, including downturns in the U.S. or other economies which impact energy consumption particularly in which sales to industrial or large commercial customers comprise a significant portion of total sales;


     - transmission or transportation constraints or inefficiencies which impact our merchant energy operations;


     - availability of competitively priced alternative energy sources, which are preferred by some customers over energy produced from coal, nuclear or gas plants;


     - natural gas, crude oil, refined products and coal production levels;


     - electric generation capacity, surpluses of which cause our merchant energy plants to generate and sell less electricity at lower prices and may cause some plants to become non-economical to operate;


     - capacity and transmission service into, or out of, our markets;

     - natural disasters, wars, embargoes and other catastrophic events to the extent they affect our markets; and

     - federal, state and foreign energy and environmental regulation and legislation.

     These market factors have led to industry-wide downturns that have resulted in the slowing down or stopping of new construction of power plants and announcements by us and other energy suppliers and gas pipeline companies of plans to sell non-core assets in order to boost liquidity or strengthen balance sheets. Proposed sales by other energy suppliers and gas pipeline companies could increase the supply of the type of assets we are attempting to sell which could lead to our failing to execute such asset sales or obtaining lower prices on completed asset sales.


  OUR RISK MANAGEMENT PROCEDURES MAY NOT PREVENT LOSSES IN OUR ENERGY TRADING BUSINESS.



     We actively manage the risk inherent in our energy positions. Although we have sophisticated risk management systems in place that use advanced methodologies to quantify risk, these systems may not always be followed or may not always work as planned. In particular, risk in our energy trading is measured and monitored utilizing Value-at-Risk models to determine the potential one-day favorable or unfavorable value risks. These estimates are based on historical price volatility and assume a normal distribution of price changes thus if prices significantly deviate from historical prices or the actual distribution is not normal, our risk management systems, including assumptions supporting the risk limits, may not protect us from significant losses. In addition, adverse changes in energy prices may result in economic losses in our earnings and cash flows and our balance sheet under applicable accounting rules. Although we devote a considerable amount of management effort to our trading and risk management systems, their effectiveness remains uncertain.



  OUR RISK MANAGEMENT PROCEDURES MAY NOT PREVENT LOSSES IN OUR DEBT AND FOREIGN CURRENCY POSITIONS.



     We also actively manage the risk inherent in our debt and foreign currency positions. We manage interest rate exposure in our debt positions by limiting our variable-rate and fixed-rate exposures to percentages of total capitalization and by monitoring the effects of market changes in interest rates. We also enter into financial derivative instruments to manage and mitigate interest rate exposure. Our primary foreign currency rate exposures are the Canadian dollar, the Brazilian real, the Peruvian neuvo sol, the Australian dollar, the El Salvadoran colon, the European euro and the Argentine peso. To mitigate risks associated with foreign currency fluctuations, we hedge investments through debt denominated or issued in the foreign currency and use foreign currency derivatives. In addition we denominate in or index contracts to the U.S. dollar and/or local inflation rates, where possible. To monitor the foreign currency risk, we use sensitivity analysis, which measures the impact of devaluation of the foreign currency to which we have exposure. These systems may not always be followed or may not always work as planned and thus these risk management systems may not protect us from significant losses in our earnings and cash flows and our balance sheet under applicable accounting rules. Although we devote a considerable amount of management effort to our risk management systems, their effectiveness remains uncertain.



  OUR HEDGING PROCEDURES MAY NOT PROTECT OUR SALES AND NET INCOME FROM
  VOLATILITY.



     To lower our financial exposure related to commodity price fluctuations, primarily with respect to power, natural gas and NGLs, our corporate marketing, trading and risk management operations routinely enter into contracts to hedge the value of our assets and operations. As part of this strategy, our Duke Energy North America and Field Services business units routinely utilize fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Duke Energy North America hedges a substantial portion of its expected power output and its natural gas fuel requirements. Field Services hedges its expected NGL production. However, we do not cover the entire exposure of our assets or our positions to market price volatility and the coverage will vary over time. To the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.



  OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.



     Electric power generation and gas distribution are generally seasonal businesses. In most parts of the U.S. and world in which we operate, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter, especially for our natural gas businesses in Canada. Further, extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. As a result, in the future the overall operating results of Franchised Electric, Duke Energy North America and Union Gas, which is a component of our natural gas transmission segment, may fluctuate substantially on a seasonal basis and thus make period comparisons less relevant.


  RECENT DEVELOPMENTS AFFECTING THE WHOLESALE POWER AND ENERGY TRADING MARKETS HAVE REDUCED MARKET ACTIVITY AND LIQUIDITY AND MAY CONTINUE TO ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     As a result of the energy crisis in California, the recent decline of natural gas prices in North America, the filing of bankruptcy by Enron Corporation, and investigations by governmental authorities into energy trading activities and increased litigation related to these matters, companies generally in the regulated and unregulated utility businesses have been impacted negatively. In addition, certain participants have chosen to or have been forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and lower trading revenues. Depressed spot and forward wholesale power prices have resulted in substantially reduced revenues in our merchant energy business and may continue to affect our earnings.


  OUR PROFITABILITY MAY DECLINE IF THE COUNTERPARTIES TO OUR TRANSACTIONS FAIL TO PERFORM IN ACCORDANCE WITH OUR AGREEMENTS WITH THEM.



     Our marketing, trading and risk management operations are exposed to the risk that counterparties to our transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to acquire alternative hedging arrangements, honor the underlying commitment at then-current market prices or return a significant portion of the consideration received for unused electricity or gas under a long-term contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. This risk is most significant in our natural gas marketing and transportation services business as we have concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers and marketers throughout the U.S., Canada, Asia Pacific, Europe and Latin America. These concentrations of customers may negatively impact the credit quality of the entire sector, which would have a more significant impact on our profitability due to our level of exposure in the sector. In addition, in our marketing and trading activities, we often extend credit to our trading counterparties. Despite performing credit analysis prior to extending credit and the use of master collateral agreements to mitigate these credit risks, we are exposed to the risk that we may not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral we have secured is inadequate, we will lose money.


  WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS.

     We purchase and sell power at the wholesale level under the FERC's market-based tariffs throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, then we could be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant.

     In the absence or upon expiration of power sales agreements, we must sell all or a portion of the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, electricity cannot be stored and must be produced concurrently with its use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. In addition, the price we can obtain for power sales may not change at the same rate as changes in fuel costs. Given the volatility and potential for material differences between actual power prices and fuel costs, if we are unable to secure long-term purchase agreements for our power generation facilities, our revenues would be subject to increased volatility and our financial results may be materially adversely affected.

  COMPETITION IN THE WHOLESALE POWER AND ENERGY TRADING MARKETS MAY ADVERSELY AFFECT THE GROWTH AND PROFITABILITY OF OUR BUSINESS.

     While companies in the regulated and unregulated utility business have been generally negatively affected by recent events in the energy markets, it is possible that in the future we may be vulnerable to competition from new competitors that have greater financial resources than we do, seeking attractive opportunities to acquire or develop energy assets or energy trading operations both in the United States and abroad. These new competitors may include sophisticated financial institutions, some of which are already entering the energy trading and marketing sector, and international energy players, which may enter regulated or unregulated utility businesses. This competition may adversely affect our ability to make investments or acquisitions.

     We may not be able to respond in a timely or effective manner to the many changes intended to increase competition in the electricity industry. To the extent competitive pressures increase and the pricing and sale of electricity assume more characteristics of a commodity business, the economics of our business may come under long-term pressure.

     In addition, regulatory changes have also been proposed to increase access to electricity transmission grids by utility and non-utility purchasers and sellers of electricity. We believe that these changes could continue the disaggregation of many vertically-integrated utilities into separate generation, transmission, distribution and retail businesses. As a result, a significant number of additional competitors could become active in the wholesale power generation segment of our industry.

  WE ARE EXPOSED TO MARKET RISK AND MAY INCUR LOSSES FROM OUR MARKETING AND TRADING OPERATIONS.

     Our trading portfolios consist of contracts to buy and sell commodities, including contracts for electricity, natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash. If the values of these contracts change in a direction or manner that we do not anticipate, we could realize material losses from our trading activities. We have marketing and trading operations which target the U.S., Canadian, Latin American, Asia-Pacific and European regions. We incur trading risks and market exposures in these markets. If our trading volumes in these regions increase, we will be exposed to increased market risks.

RISKS RELATED TO LEGAL PROCEEDINGS AND REGULATORY INVESTIGATIONS


     In part due to the California electricity supply situation and the failure of Enron Corporation, public and regulatory scrutiny of the energy industry and of the capital markets have resulted in increased regulatory investigations new regulations being either proposed or implemented and an increase in litigation in the industry. During this time, we have experienced a significant increase in regulatory investigations and litigation related to our operations, primarily with respect to the California situation, pricing information provided to index publications and so-called "roundtrip" trades, each as described in greater detail below. Future developments in these and other government investigations, including the subpoena we have recently received from a North Carolina grand jury related to the audit by the NCUC and PSCSC of Duke Power's regulatory reporting from 1998 to 2000, and litigation impacting the energy industry and us, including litigation regarding performance, contracts and other matters arising in the ordinary course of our business and personal injury claims alleged to have arisen from the exposure to asbestos in our plants, could be materially adverse to us by affecting our operations and diverting our attention and resources to addressing such actions. Furthermore, future declines in the availability, or increases in the cost, of our insurance policies and charges to our self-insurance reserves with respect to such litigation could cause material liabilities and costs, which could have a material adverse effect on our results of operations or financial position in the future.


  WE MAY BE ADVERSELY AFFECTED BY LEGAL PROCEEDINGS ARISING OUT OF THE ELECTRICITY SUPPLY SITUATION IN CALIFORNIA AND OTHER WESTERN STATES.


     Litigation and administrative proceedings arising out of the electricity supply situation in California and other western states are ongoing before the FERC and in California and other courts against sellers of energy in California and other western states. Duke Energy and some of its subsidiaries are named as defendants in a number of lawsuits brought by or on behalf of electricity and natural gas purchasers in California and other western states. In addition to lawsuits, several investigations and regulatory proceedings at the state and federal levels are looking into the causes of high wholesale electricity prices in the western United States. We cannot predict the outcome of any such lawsuits and other proceedings or whether the ultimate impact on us of the effects of the historical electricity supply situation in California and other western states will be material due to any future developments.

  WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS RELATED TO PRICING INFORMATION THAT WE PROVIDED TO MARKET PUBLICATIONS.


     The FERC, the Commodity Futures Trading Commission, or CFTC, and the San Francisco office of the U.S. Attorney have requested information from us regarding pricing information that we provided to publications that produce price indices. We have been responding to these government agencies, but we cannot predict the outcome of these investigations or whether these investigations will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.


  WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND ANY RELATED LEGAL PROCEEDINGS RELATED TO THE ALLEGED CONDUCTING OF "ROUNDTRIP" TRADES BY OUR ENERGY TRADING BUSINESS.


     The activities of Enron Corporation and other energy traders in allegedly using "roundtrip" trades which involve the prearrangement of simultaneously executed and offsetting buy and sell trades for the purpose of increasing reported revenues or trading volumes, or influencing prices and which lack a legitimate business purpose, has resulted in increased public and regulatory scrutiny. Various governmental and regulatory inquiries are ongoing and continue to adversely affect the energy trading business as a whole. We may see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by other federal or state regulatory agencies. To date, we have been investigated by, or responded to requests from, the SEC, the FERC, the Houston office of the U.S. Attorney and the CFTC concerning these alleged "roundtrip" trades and other trading activity. In addition, we cannot predict the outcome of any of these inquiries, or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which may be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.


     Also, a number of class action lawsuits have been filed against us, and others may be filed, claiming that investors suffered damages as a result of the alleged "roundtrip" trades inflating our revenue and earnings. While a number of the lawsuits have been dismissed at a preliminary stage, further developments in such lawsuits could lead to settlements, civil damages or other litigation costs that could adversely affect our business.

RISKS RELATED TO THE REGULATION OF OUR BUSINESSES

  ELECTRIC

     OUR BUSINESSES IN NORTH AMERICA ARE SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. THE ECONOMICS, INCLUDING THE COSTS, OF OPERATING OUR GENERATING FACILITIES MAY BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR INTERPRETATION OR IMPLEMENTATION.

     The regulatory environment applicable to the electric power industry has recently undergone substantial changes, both on a federal and a state level, which have had a significant impact on the nature of the industry and the manner in which its participants conduct their businesses. These changes are ongoing and we cannot predict the future course of changes in this regulatory environment or the ultimate effect that this changing regulatory environment will have on our business.


     The Public Utility Holding Company Act, or PUHCA, and the Federal Power Act, or FPA, regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business, although we are exempt from most of the provisions of PUHCA, as discussed below. The rates charged in our Franchised Electric business are approved by the FERC, the NCUC and/or the PSCSC. The NCUC and the PSCSC regulate many aspects of our utility operations including siting and construction of facilities, customer service and the rates that we can charge customers. The FERC regulates wholesale electricity operations and transmission rates and the state commissions regulate retail generation and distribution rates. The Public Utility Regulatory Policies Act of 1978, or PURPA, provides qualifying facilities with exemptions from some federal and state laws and regulations, including PUHCA and most provisions of the FPA. The Energy Policy Act of 1992, or the Energy Act, also provides relief from regulation under PUHCA to "exempt wholesale generators." Maintaining the status of our facilities as qualifying facilities or exempt wholesale generators is conditioned on those facilities continuing to meet statutory criteria. Under current law, we are not and will not be subject to regulation as a registered holding company under PUHCA as long as the domestic power plants we own through subsidiaries (such as in Duke Energy North America's business) are qualifying facilities under PURPA or are exempt wholesale generators. If we were subject to these regulations, the economics and operations of our generating facilities could be negatively affected by the increased costs associated with upgrading our facilities and taking other actions to comply with these regulations. While we are currently exempt from registration under PUHCA, we may lose that exemption if we fail to comply with our exemptive order from the SEC. If we were to lose our exemption, we would have the alternatives of registering as a holding company which would subject us to more extensive regulation, or divesting or changing the nature of some of our foreign utility holdings, including some facilities acquired in our Westcoast Energy purchase.


     Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have a detrimental effect on our business. Some of the restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed.



     The FERC has proposed to broaden its regulations that restrict relations between jurisdictional electric and natural gas companies, or "jurisdictional companies," and marketing affiliates. The proposal could materially affect our business and results of operations. The originally proposed standards would require segregation of an electric utility's retail merchant function from its transmission function, as the wholesale merchant function is currently separated from the transmission function. State law in North Carolina and South Carolina (as well as many other states) requires that utilities provide safe and reliable bundled electric service (including generation, transmission and distribution services) at the lowest reasonable cost. Separation of the bundled retail sales function from the transmission function in states that have not adopted retail electric competition would hinder communications and require redundant functions in different departments, making it significantly more expensive and difficult for us to deliver a bundled electric product to retail customers and decrease revenues from our retail markets and our overall revenues. In addition, the proposals are expected to have significant adverse impacts on the ability of Duke Energy's officers and directors to oversee the corporate activities of Duke Energy and its subsidiaries. We expect that under the proposed rules, communication of transmission information with our subsidiaries would be substantially restricted as they would be defined as "energy affiliates" and the officers and directors would be imputed as serving the company's marketing function and further barred from such communications with these entities. The rulemaking is pending at the FERC and the precise scope and effect of the rule is unclear. If adopted as proposed, the rule could adversely affect our ability to coordinate and manage our energy activities.



     OUR SALES MAY DECREASE IF WE ARE UNABLE TO GAIN ADEQUATE, RELIABLE AND AFFORDABLE ACCESS TO TRANSMISSION AND DISTRIBUTION ASSETS.


     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products may be hindered. The FERC's proposed restrictions upon relations between jurisdictional companies and marketing affiliates, as described above, may also inhibit access to energy transmission and distribution assets controlled by us.

     In Order 888 and related orders, FERC issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish their objectives.


     In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and may continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

     IN THE FUTURE, WE MAY NOT BE ABLE TO SECURE LONG-TERM PURCHASE AGREEMENTS FOR OUR POWER GENERATION FACILITIES OR OUR EXISTING POWER PURCHASE AGREEMENTS MAY NOT BE ENFORCEABLE, EITHER OF WHICH WOULD SUBJECT OUR SALES TO INCREASED VOLATILITY.

     Historically, power from merchant generation facilities has been sold under long-term power purchase agreements pursuant to which all energy and capacity was generally sold to a single party at fixed prices. Because of changes in the industry, the percentage of facilities with these types of long-term power purchase agreements has decreased, and it is likely that most of our facilities will operate without these agreements. Without the benefit of long-term power purchase agreements, we cannot assure you that we will be able to sell the power generated by our facilities or that our facilities will be able to operate profitably.


     Recently, some entities have brought litigation or regulatory proceedings aimed at forcing the renegotiation or termination of power purchase agreements requiring payments to owners of generating facilities that are qualifying facilities under PURPA. Many qualifying facilities sell their electric output to utilities and other entities pursuant to long-term contracts at prices that are based upon the incremental cost that, at the time of contracting, it was estimated that it would cost the utility or entity to generate or purchase the power from another source. In some cases, these prices are now substantially in excess of market prices. As of May 30, 2003, the value in excess of market prices of these physical forward power sales from the energy generation portfolio was $585 million. In addition, in the future, utilities and other entities, with the approval of federal or state regulatory authorities, could seek to abrogate their existing power purchase agreements with qualifying facilities or with other power generators. Some of our power purchase agreements for power generated from our independent power projects and generation assets could be subject to similar efforts by the entities who contract to purchase power from our facilities. If those efforts were to be successful, our sales could decrease or be subject to increased volatility.


     THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR GROWTH AND PERFORMANCE IN THESE REGIONS.

     Our wholesale power and franchised electric results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Because it remains unclear which companies will be participating in the various regional power markets, or how and when regional transmission organizations, or RTOs, will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

     THE RATE FREEZE AFFECTING OUR NORTH CAROLINA UTILITY WILL LIMIT OUR ABILITY TO PASS ON TO OUR CUSTOMERS OUR COST OF PRODUCING ELECTRICITY.


     In 2002, the State of North Carolina passed clean air legislation that, with limited exceptions, freezes electric utility rates until 2007, in order for North Carolina electric utilities, including us, to make significant reductions in emissions of sulfur dioxide and nitrogen oxides from the state's coal-fired power plants over the next ten years. We estimate the cost of achieving the proposed emission reductions to be approximately $1.5 billion. While we expect to recover 70% of the total estimated costs of plant improvements through the five-year rate freeze period, there is no guarantee that we will recover such amount. As a result of the rate freeze, we will be limited in the amount of revenue our North Carolina utility generates in relation to operational costs and the amount of recovery for our costs of emission reductions. In addition, as the NCUC will determine how any remaining costs will be recovered after the rate freeze period, the manner of such recovery is unclear at this time.

 GAS

     OUR GAS TRANSMISSION AND STORAGE OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS AND RATE PROCEEDINGS THAT COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RECOVER THE COSTS OF OPERATING OUR PIPELINE FACILITIES.

     Our U.S. interstate gas transmission and storage operations are subject to the FERC's regulatory authority, which extends to:

     - transportation of natural gas;

     - rates and charges;

     - construction;

     - acquisition, extension or abandonment of services or facilities;

     - accounts and records;

     - depreciation and amortization policies; and

     - operating terms and conditions of service.


     The FERC has taken actions to strengthen market forces in the natural gas pipeline industry which has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short-term price of gas and the cost of transportation.


     Given the extent of the FERC's regulatory power, we cannot give any assurance regarding the likely regulations under which we will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations. In addition, the FERC has proposed to broaden its regulations on jurisdictional companies to limit communications between a jurisdictional company and all our affiliates engaged in energy activities. If adopted as proposed, the rule could adversely affect our ability to manage our energy activities.


     Some of our interstate gas transmission operations from time to time have in effect rate settlements approved by FERC which prevent those companies or third parties from modifying rates, except for allowed adjustments. These settlements do not preclude the FERC from taking action on its own to modify the rates. Upon expiration of the settlements, the companies or third parties may institute actions at the FERC to modify the companies' rates. It is not possible to determine at this time whether any such actions would be instituted or what the outcome would be but such proceedings could result in rate adjustments.


     Recent decisions could result in the imposition of regulatory operating terms and conditions of service on our interstate gas transmission operations that limit our management discretion and could also increase operational risks. In September 2002, a FERC administrative law judge ruled that El Paso Gas Transmission Company, an interstate natural gas pipeline company, was in violation of the Natural Gas Act for not delivering sufficient gas to its California markets during 2000 and 2001 because it had operated its interstate gas pipeline system at less than the maximum allowable pressure for which the system is rated, engaged in inappropriate system maintenance and delivered gas to other markets. If this ruling stands after review by the FERC, it could be interpreted to increase the delivery obligations and reduce the operational discretion of interstate gas pipelines, including those we operate, and, as a result, increase operational, contractual and litigation risks for our natural gas pipelines.

     POSSIBLE CHANGES AND DEVELOPMENTS IN THE CANADIAN REGULATORY ENVIRONMENT COULD RESULT IN A NEGATIVE IMPACT ON WESTCOAST ENERGY'S BUSINESS AND OPERATIONS.

     The majority of our Canadian natural gas assets are subject to various degrees of federal or provincial regulation. Changes in such regulation may impact our capacity to conduct this business effectively and sustain or increase profitability. Furthermore, as the regulatory environment within which Westcoast Energy conducts its business and operates its facilities continues to evolve from a traditional cost recovery model to a more competitive, market-based approach, there is increasing competition among pipeline companies. We cannot predict the timing or scope of these changes and developments in the regulatory environment or the impact they may ultimately have on Westcoast Energy's business and operations. Aboriginal groups have claimed aboriginal and treaty rights over a substantial portion of the lands on which our facilities in British Columbia and Alberta and the gas supply areas served by those facilities are located. The existence of these claims, which range from the assertion of rights of limited use up to aboriginal title, has given rise to some uncertainty regarding access to public lands for future development purposes.

RISKS RELATED TO OUR BUSINESS GENERALLY AND OUR INDUSTRY

  FINANCING AND LIQUIDITY RISKS


     WE HAVE NOT APPRAISED THE VALUE OF THE COLLATERAL UPON WHICH THE MORTGAGE LIEN EXISTS AND, IF THERE IS A DEFAULT OR A FORECLOSURE SALE, THE VALUE OF THE COLLATERAL MAY NOT BE SUFFICIENT TO REPAY THE HOLDERS OF THE BONDS.



     No appraisal of the value of the collateral upon which the mortgage lien exists has been made in connection with this offering. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Although we believe the value of the collateral substantially exceeds the indebtedness under the bonds, we cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the bonds and other obligations secured by the same collateral. If the proceeds were not sufficient to repay amounts outstanding under the bonds, then holders of the bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.


     OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. OUR INABILITY TO ACCESS CAPITAL MAY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN OR PURSUE IMPROVEMENTS.


     We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are not able to access capital at competitive rates, our ability to implement our strategy will be adversely affected. Market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:


     - further economic downturns;

     - the bankruptcy of an unrelated energy company;

     - capital market conditions generally;

     - market prices for electricity and gas;

     - terrorist attacks or threatened attacks on our facilities or unrelated energy companies; or

     - the overall health of the utility industry.

     Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth.

     INCREASES IN OUR LEVERAGE COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION, BUSINESS PLANNING AND FLEXIBILITY, FINANCIAL CONDITION, ABILITY TO SERVICE OUR DEBT OBLIGATIONS AND TO PAY DIVIDENDS ON OUR COMMON STOCK, AND ABILITY TO ACCESS CAPITAL ON FAVORABLE TERMS.

     Our cash requirements arise primarily from the capital intensive nature of our electric utilities, as well as the expansion of our diversified businesses. In addition to operating cash flows, we rely heavily on our commercial paper and long-term debt. Our credit lines impose various limitations that could impact our liquidity and result in a material adverse impact on our business strategy and our ongoing financing needs. Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our floating rate debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

     - increasing the cost of future debt financing;

     - prohibiting the payment of dividends on our common stock or adversely impacting our ability to pay such dividends at the current rate;

     - making it more difficult for us to satisfy our existing financial obligations;

     - limiting our ability to obtain additional financing, if we need it, for working capital, acquisitions, debt service requirements or other purposes;

     - increasing our vulnerability to adverse economic and industry conditions;

     - requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.


     Specifically, as stipulated in the revolving credit facilities, some entities within Duke Energy must maintain total debt to total capitalization ratios below specified target levels to be permitted to issue commercial paper and/or borrow under those facilities. These include limits of 65% at Duke Energy, Duke Capital, Duke Energy Australia and Westcoast Energy, 75% at Union Gas and 53% at Duke Energy Field Services.



     As of the end of the first quarter 2003, Duke Energy had approximately $4.5 billion (net of cash investments) of floating rate debt, representing about 11% of our total capitalization.



     A BREACH IN THE FINANCIAL COVENANTS SPECIFIED WITHIN OUR REVOLVING CREDIT AGREEMENTS COULD ADVERSELY AFFECT OUR ABILITY TO BORROW SHORT-TERM FUNDS AND COULD TRIGGER ACCELERATION OF BANK FACILITY INDEBTEDNESS AT OTHER SPECIFIC DUKE ENERGY ENTITIES.



     Duke Energy and its affiliates maintain revolving credit facilities to provide back-up for commercial paper programs and/or letters of credit at various entities. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital for the specific entity. Some also include targeted EBITDA interest coverage ratios. Failure to maintain these covenants at a particular Duke Energy entity could preclude that entity from issuing commercial paper or letters of credit, borrowing under the revolving credit facility and could require other Duke Energy affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements.


     A DOWNGRADE IN OUR CREDIT RATING COULD NEGATIVELY AFFECT OUR ABILITY TO ACCESS CAPITAL AND/OR TO OPERATE OUR POWER AND GAS TRADING BUSINESSES.

     Standard & Poor's, Moody's and Fitch rate our senior, unsecured debt at A-, A3 and A-, respectively. Our Standard & Poor's and Fitch ratings are both on negative outlook and our Moody's rating is on review for potential downgrade. If Standard & Poor's, Moody's or Fitch were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources would likely decrease. Further, if our short-term rating were to fall, it may significantly limit our access to the commercial paper market.

     In addition, many of our subsidiaries access debt and other capital from various sources and carry their own credit ratings. Any downgrade or other event negatively affecting the credit ratings of these subsidiaries could make their costs of borrowing higher or access to funding sources more limited, which in turn could increase the need of Duke Energy to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

     Our ratings may be dependent on, among other things, our earnings outlook for future periods and the success of our business plan. If, as a result of market conditions or other factors affecting our business, we are unable to achieve our earnings outlook or we lower our earnings outlook, our ratings could be adversely affected. The failure to meet the goals set forth in our business plan from time to time, such as our inability to successfully execute a significant portion of planned asset divestitures, could cause our ratings to be lowered.

     Our power and gas trading businesses rely on our investment grade ratings. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our ratings were to decline below investment grade, our ability to profitably operate our power and gas trading businesses would be diminished because we would likely have to deposit additional collateral of cash or cash related instruments which would reduce our liquidity and profitability.

     POOR INVESTMENT PERFORMANCE OF PENSION PLAN EQUITY HOLDINGS AND OTHER FACTORS IMPACTING PENSION PLAN COSTS COULD UNFAVORABLY IMPACT OUR LIQUIDITY AND RESULTS OF OPERATIONS.

     Our costs of providing non-contributory defined benefit pension plans are dependent upon a number of factors, such as the rates of return on plan assets, discount rates, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation and our required or voluntary contributions made to the plans. The market value of Duke Energy's defined benefit pension plan assets has been affected by declines in the equity markets since the third quarter of 2000. As a result, at our most recent measurement date of September 30, 2002, our pension plan obligation exceeded the value of plan assets by $439 million. Without a substantial recovery in the equity markets over time to increase the value of our plan assets and depending upon the other factors impacting our costs as listed above, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our liquidity by reducing our cash flows and negatively effect our results of operations.


     WE COULD ENTER INTO VARIOUS TRANSACTIONS THAT COULD INCREASE THE AMOUNT OF OUR OUTSTANDING DEBT, OR ADVERSELY AFFECT OUR CAPITAL STRUCTURE OR CREDIT RATINGS, OR OTHERWISE ADVERSELY AFFECT HOLDERS OF THE BONDS NOTES.



     The terms of the bonds do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the exchange notes.


 ENVIRONMENTAL REGULATION AND LIABILITY

     OUR BUSINESS WILL BE SUBJECT TO ENVIRONMENTAL LEGISLATION IN ALL JURISDICTIONS IN WHICH IT OPERATES AND ANY CHANGES IN SUCH LEGISLATION COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations are subject to extensive environmental regulation pursuant to a variety of U.S., Canadian, and other federal, provincial, state and municipal laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment.

Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.


     Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management. In addition, Canada and some of the countries in which we operate may move forward on the process of adopting the greenhouse gas emissions principles of the Kyoto Accords. With the trend toward stricter standards, greater regulation, more extensive permit requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to continue to be substantial, and could significantly increase in the future.



     Compliance with environmental legislation can require significant expenditures, including expenditures for clean up costs and damages arising out of contaminated properties, and failure to comply with environmental legislation may result in the imposition of fines and penalties. The steps we take to bring our facilities into compliance could be prohibitively expensive, and we may be required to shut down or alter the operation of our facilities, which may cause us to incur losses. Further, our regulatory rate structure and our contracts with clients may not necessarily allow us to recover capital costs we incur to comply with new environmental regulations such as the rate freeze being imposed by the NCUC. Also, we may not be able to obtain or maintain from time to time all required environmental regulatory approvals for our development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we may be subject to penalties and fines imposed against us by regulatory authorities. Although it is not expected that the costs of complying with current environmental legislation will have a material adverse effect on our financial condition or results of operations, no assurance can be made that the costs of complying with environmental legislation in the future will not have such an effect.


     WE COULD INCUR MATERIAL LOSSES IF WE ARE HELD LIABLE FOR THE ENVIRONMENTAL CONDITION OF ANY OF OUR ASSETS.


     We are generally responsible for all on-site liabilities associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with some acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.


  OPERATIONAL RISKS

     OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.


     We currently own and may acquire and/or dispose of material energy-related investments and projects outside the United States. The economic, regulatory, market and political conditions in some of the countries where we have interests or in which we may explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law, regulations, market rules or tax policy, that are greater than in the United States. In particular, certain countries in Latin America, such as Brazil and El Salvador, are implementing changes in their market rules and regulations which could materially and adversely impact our ability to recognize anticipated value from our investments in that region.

     The uncertainty of the legal environment in some foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of our customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.



     Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. Economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant short-term foreign currency exchange risks, our hedges may not be sufficient or we may have some exposures that are not hedged which could result in losses or volatility in our revenues.


     THE LONG-TERM FINANCIAL CONDITION OF OUR U.S. AND CANADIAN NATURAL GAS TRANSMISSION BUSINESSES ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF NATURAL GAS RESERVES.

     The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities and permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of our pipeline systems.

     GATHERING, PROCESSING AND TRANSPORTING ACTIVITIES INVOLVE NUMEROUS RISKS THAT MAY RESULT IN ACCIDENTS AND OTHER OPERATING RISKS AND COSTS.


     There are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. For our pipelines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damages resulting from these risks is greater.


     WE ARE SUBJECT TO THE RISKS OF NUCLEAR GENERATION.

     Our three nuclear stations, Oconee, Catawba and McGuire, subject us to the risks of nuclear generation, which include:

     - the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

     - limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

     - uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission could necessitate substantial capital expenditures at our nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident, if an incident did occur, it could have a material adverse effect on our results of operations or financial condition. Furthermore, the non-compliance of other nuclear facilities operators with applicable regulations or the occurrence of a serious nuclear incident at other facilities could result in increased regulation of the industry as a whole, which could then increase our compliance costs and impact the results of operations of our facilities.

     POTENTIAL TERRORIST ACTIVITIES OR MILITARY OR OTHER ACTIONS, INCLUDING THE SITUATION IN IRAQ, COULD ADVERSELY AFFECT OUR BUSINESS.

     The current situation in Iraq, the continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies may lead to increased political, economic and financial market instability and volatility in prices for natural gas which could affect the market for our gas operations and may materially adversely affect us in ways we cannot predict at this time. In addition, future acts of terrorism and any possible reprisals as a consequence of action by the United States and its allies could be directed against companies operating in the United States. In particular, nuclear generation facilities such as our nuclear plants could be potential targets of terrorist activities. The potential for terrorism has subjected our operations to increased risks and could have a material adverse effect on our business. In particular, we may experience increased capital or operating costs to implement increased security for our plants, including our nuclear power plants under the Nuclear Regulatory Commission's design basis threat requirements, such as additional physical plant security and additional security personnel.

     The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

                           FORWARD-LOOKING STATEMENTS



     Our disclosure and analysis in this prospectus contains or incorporates by reference "forward-looking statements" that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:



     - state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;



     - the outcomes of litigation and regulatory investigations, proceedings or inquiries;



     - industrial, commercial and residential growth in our service territories;



     - the weather and other natural phenomena;



     - the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;



     - general economic conditions, including any potential effects arising from terrorist attacks, the situation in Iraq and any consequential hostilities or other hostilities;



     - changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;



     - the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;



     - lack of improvement or further declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;



     - the level of creditworthiness of counterparties to our transactions;



     - the amount of collateral required to be posted from time to time in our transactions;



     - growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects;



     - the performance of electric generation, pipeline and gas processing facilities;



     - the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets; and



     - the effect of accounting pronouncements issued periodically by accounting standard-setting bodies.



     In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION



     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.



     Duke Energy's filings are also available to the public through:



     - Duke Energy's web site at http://www.duke-energy.com;



     - the SEC web site at http://www.sec.gov; and



     - The New York Stock Exchange


       20 Broad Street


       New York, New York 10005.



     Additional information about Duke Energy is also available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.



     The SEC allows Duke Energy to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that Duke Energy files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities:



     - Duke Energy's annual report on Form 10-K for the year ended December 31, 2002;



     - Duke Energy's quarterly report on Form 10-Q for the quarter ended March 31, 2003; and



     - Duke Energy's current reports on Form 8-K filed on February 18 and May 8, 2003.



     Duke Energy will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Energy at the following address or telephoning one of the following numbers:



     Investor Relations Department


     Duke Energy Corporation


     P.O. Box 1005


     Charlotte, North Carolina 28201


     (704) 382-3853 or (800) 488-3853 (toll-free)



     IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE NO LATER THAN [FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE], 2003 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER. IN THE EVENT THAT WE EXTEND THE EXCHANGE OFFER, YOU MUST SUBMIT YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, AS EXTENDED. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                          YEAR ENDED DECEMBER 31,
                                      --------------------------------   THREE MONTHS ENDED
                                      1998   1999   2000   2001   2002     MARCH 31, 2003
                                      ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed
  Charges...........................  4.5    2.7    3.6    3.8    2.1           2.6

     For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges and (b) fixed charges consist of all interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the outstanding bonds. We will not receive any cash proceeds from the issuance of the exchange bonds in the exchange offer. In consideration for issuing the exchange bonds as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding bonds, the terms of which are identical in all material respects to the exchange bonds. The outstanding bonds surrendered in exchange for the exchange bonds will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange bonds will not result in any change in our capitalization.

     We received net proceeds of approximately $496.4 million from the offering and sale of the outstanding bonds, after deducting discounts, commissions and other expenses of the offering of the outstanding bonds payable by us.

     The net proceeds from the offering of the outstanding bonds were used (i) to pay upon maturity $100 million of a series of 6.625% First and Refunding Mortgage Bonds due in February 2003, (ii) to repay approximately $200 million of an intercompany loan bearing a weighted average interest rate of 1.49% and a maturity of less than one year and (iii) for general corporate purposes. The intercompany loan was incurred by Duke Energy for general corporate purposes.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial information (1) for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements and (2) for the three month periods ended March 31, 2003 and March 31, 2002 have been derived from our unaudited condensed consolidated financial statements.

     You should read the following table in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and the related notes that are incorporated by reference in this prospectus.

                                     THREE MONTHS
                                         ENDED
                                       MARCH 31,                   YEAR ENDED DECEMBER 31,
                                   -----------------   -----------------------------------------------
                                    2003      2002      2002      2001      2000     1999(A)    1998
                                   -------   -------   -------   -------   -------   -------   -------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
Operating revenues(b)............  $ 6,324   $ 3,308   $15,663   $18,197   $15,342   $10,135   $ 8,636
Operating expenses(b)............    5,431     2,640    13,212    14,494    12,253     8,560     6,278
Gains on sale of other assets,
  net............................       --        --        49       238       214       132        48
                                   -------   -------   -------   -------   -------   -------   -------
Operating income.................      893       668     2,500     3,941     3,303     1,707     2,406
Other income and expenses, net...       81       102       369       315       711       336       241
Interest expense.................      340       198     1,110       785       911       601       514
Minority interest expense........       52        32       107       327       307       142        96
                                   -------   -------   -------   -------   -------   -------   -------
Earnings before income taxes.....      582       540     1,652     3,144     2,796     1,300     2,037
Income taxes.....................      195       158       618     1,150     1,020       453       777
                                   -------   -------   -------   -------   -------   -------   -------
Income before extraordinary item
  and cumulative effect of change
  in accounting principles.......      387       382     1,034     1,994     1,776       847     1,260
Extraordinary gain (loss), net of
  tax............................       --        --        --        --        --       660        (8)
Cumulative effect of change in
  accounting principles, net of
  tax and minority interest......     (162)       --        --       (96)       --        --        --
                                   -------   -------   -------   -------   -------   -------   -------
Net income.......................      225       382     1,034     1,898     1,776     1,507     1,252
Preferred and preference stock
  dividends......................        3         3        13        14        19        20        21
                                   -------   -------   -------   -------   -------   -------   -------
Earnings available for common
  stockholders...................  $   222   $   379   $ 1,021   $ 1,884   $ 1,757   $ 1,487   $ 1,231
                                   -------   -------   -------   -------   -------   -------   -------
COMMON STOCK DATA(C)
Shares of common stock
  outstanding
Period-end.......................      900       829       895       777       739       733       726
Weighted average.................      897       788       836       767       736       729       722
Earnings per share (before
  extraordinary item and
  cumulative effect of change in
  accounting principle)
Basic............................  $  0.43   $  0.48   $  1.22   $  2.58   $  2.39   $  1.13   $  1.72
Diluted..........................     0.43      0.48      1.22      2.56      2.38      1.13      1.71
Earnings per share
Basic............................  $  0.25   $  0.48   $  1.22   $  2.45   $  2.39   $  2.04   $  1.70
Diluted..........................     0.25      0.48      1.22      2.44      2.38      2.03      1.70
Dividends per share..............    0.275     0.275      1.10      1.10      1.10      1.10      1.10
                                   -------   -------   -------   -------   -------   -------   -------
BALANCE SHEET
Total assets.....................  $63,245   $62,546   $60,966   $48,531   $58,232   $33,409   $26,806
Long-term debt, less current
  maturities.....................   20,480    18,323    20,221    12,321    10,717     8,683     6,272

---------------

(a) Financial information reflects a pre-tax $800 million charge for estimated injuries and damages claims. The earnings-per-share effect of this charge was $0.67 per share.

(b) Operating revenues and expenses for 1998 through 2002 have been updated to the extent required to show the impact of the gross versus net presentation of revenues under the partial consensus reached in June 2002 on Emerging Issues Task Force Issue (EITF) No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading and Risk Management Activities." In the calculation of net revenues, Duke Energy has continued to enhance its methodologies around the application of this complex accounting literature since the third quarter of 2002 when these trading revenues were first reported on a net basis. Effective January 1, 2003, in connection with the implementation of the remaining provisions of EITF Issue No. 02-03, gains and losses for certain derivative and non-derivative contracts that were previously reported on a net basis are now reported on a gross basis. Adopting the final consensus on EITF Issue No. 02-03 did not require a change to prior periods.

(c) Amounts prior to 2001 were restated to reflect the two-for-one common stock split effective January 26, 2001.

                               THE EXCHANGE OFFER

GENERAL

     Duke Energy hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $500 million aggregate principal amount of our First and Refunding Mortgage Bonds, 3.75% Series A due 2008, which we refer to in this prospectus as the outstanding bonds, for a like aggregate principal amount of our First and Refunding Mortgage Bonds, 3.75% Series B due 2008, which we refer to in this prospectus as the exchange bonds, properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding bonds.


     As of the date of this prospectus, $500 million aggregate principal amount of the outstanding bonds is outstanding. This prospectus, together with the
letter of transmittal, is first being sent on or about           , 2003, to all
holders of outstanding bonds known to Duke Energy. Duke Energy's obligation to accept outstanding bonds for exchange pursuant to the exchange offer is subject to conditions set forth under "-- Conditions to the Exchange Offer" below. Duke Energy currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     We have entered into a Registration Rights Agreement with the initial purchasers of the outstanding bonds in which we agreed to file a registration statement relating to an offer to exchange the outstanding bonds for exchange bonds. We also agreed to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 210 days after the closing date and keep the exchange offer registration statement effective for not less than 20 business days after the date notice of the registered exchange offer is mailed to the holders (or longer if required by applicable law). The exchange bonds will have terms substantially identical to the outstanding bonds, except that the exchange bonds will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to timely exchange or register the bonds as required by the Registration Rights Agreement. The outstanding bonds were issued on February 25, 2003.


     Under the circumstances set forth in the Registration Rights Agreement, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding bonds and keep the statement effective for up to the earliest of (i) two years from the date the outstanding bonds were originally issued by us, (ii) the date on which the outstanding bonds become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or (iii) for such shorter period that will terminate when all outstanding bonds covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding or otherwise to be outstanding bonds.


     If we fail to consummate the exchange offer on or prior to September 23, 2003, we will be required to pay additional interest of 0.25% per annum to holders of the outstanding bonds until the exchange offer is consummated.


     Each holder of outstanding bonds that wishes to exchange outstanding bonds for transferable exchange bonds in the exchange offer will be required to make the following representations:

     - any exchange bonds will be acquired in the ordinary course of its business;

     - the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding bonds or the exchange bonds within the meaning of the Securities Act;


     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours;

     - if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange bonds; and

     - if the holder is a broker-dealer, that it will receive exchange bonds for its own account in exchange for outstanding bonds that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange bonds. See "Plan of Distribution."

RESALE OF EXCHANGE BONDS

     Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange bonds issued under the exchange offer in exchange for outstanding bonds may be offered for resale, resold and otherwise transferred by any exchange bond holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - the exchange bonds are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in the distribution of the exchange bonds.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange bonds:

     - cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange bonds only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding bonds as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange bonds for its own account in exchange for outstanding bonds, where the outstanding bonds were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange bonds. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange bonds.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding bonds properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange bonds in exchange for each $1,000 principal amount of outstanding bonds surrendered under the exchange offer. Outstanding bonds may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange bonds will be substantially identical to the form and terms of the outstanding bonds except the exchange bonds will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the Registration Rights Agreement to file, and cause to be effective, a registration statement. The exchange bonds will evidence the same debt as the outstanding bonds. The exchange bonds will be issued under and entitled to the benefits of the same Mortgage that authorized the issuance of the outstanding bonds.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding bonds being tendered for exchange.

     As of the date of this prospectus, $500 million aggregate principal amount of the outstanding bonds are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding bonds. There will be no fixed record date for determining registered holders of outstanding bonds entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange offer and Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the Mortgage relating to the outstanding bonds, except for any rights under the Mortgage or the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer.


     We will be deemed to have accepted for exchange properly tendered outstanding bonds when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange bonds from us and delivering exchange bonds to the holders. Under the terms of the exchange offer and Registration Rights Agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding bonds not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Conditions to the Exchange Offer."



     Holders who tender outstanding bonds in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding bonds. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2003, unless in our sole discretion we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will notify the registered holders of outstanding bonds of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any outstanding bonds;


     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding bonds not previously accepted if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or


     - under the terms of the exchange offer and Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding bonds. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding bonds of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.


     If extended, the offer will not remain open later than           , 200 .



CONDITIONS TO THE EXCHANGE OFFER


     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange bonds for, any outstanding bonds, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding bonds for exchange if in our reasonable judgment:

     - the exchange bonds to be received will not be tradable by the holder, without restriction under the Securities Act, the Securities Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of outstanding bonds, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the outstanding bonds of any holder that has not made to us:

     - the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution;" and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange bonds under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding bonds by giving oral or written notice of the extension to their holders. During any such extensions, all bonds previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding bonds that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding bonds not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding bonds as promptly as practicable.


     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the offer.


     In addition, we will not accept for exchange any outstanding bonds tendered, and will not issue exchange bonds in exchange for any outstanding bonds, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Eighty-First Supplemental Indenture under the Trust Indenture Act.

PROCEDURES FOR TENDERING

     Only a holder of outstanding bonds may tender the outstanding bonds in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the exchange agent must receive the outstanding bonds along with the accompanying letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding bonds into the exchange agent's account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

     The method of delivery of outstanding bonds, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding bonds to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding bonds either:

     - make appropriate arrangements to register ownership of the outstanding bonds in such owner's name; or

     - obtain a properly completed bond power from the registered holder of outstanding bonds.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding bonds are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the accompanying letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding bonds listed on the outstanding bonds, the outstanding bonds must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding bonds and an eligible guarantor institution must guarantee the signature on the bond power.

     If the accompanying letter of transmittal or any outstanding bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding bonds to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding bonds that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against that participant.

     We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding bonds and withdrawal of tendered outstanding bonds. Our determination will be final and binding. We reserve the absolute right to reject any outstanding bonds not properly tendered or any outstanding bonds the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding bonds. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding bonds must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding bonds, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding bonds will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange bonds for outstanding bonds that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - outstanding bonds or a timely book-entry confirmation of the outstanding bonds into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the accompanying letter of transmittal or authorizing the transmission of the agent's message, each tendering holder of outstanding bonds will represent or be deemed to have represented to us that, among other things:

     - any exchange bonds that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange bonds;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange bonds;

     - if the holder is a broker-dealer that will receive exchange bonds for its own account in exchange for outstanding bonds that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange bonds. See "Plan of Distribution;" and


     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours.


BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding bonds at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding bonds by causing DTC to transfer the outstanding bonds into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding bonds who are unable to deliver confirmation of the book-entry tender of their outstanding bonds into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding bonds according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding bonds but whose outstanding bonds are not immediately available or who cannot deliver their outstanding bonds, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message relating to guaranteed delivery:

      1. setting forth the name and address of the holder, the registered number(s) of the outstanding bonds and the principal amount of outstanding bonds tendered;

      2.  stating that the tender is being made thereby; and

      3. guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding bonds or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding bonds in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding bonds according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding bonds may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at the address set forth below under "-- Exchange Agent," or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding bonds to be withdrawn;

     - identify the outstanding bonds to be withdrawn, including the principal amount of the outstanding bonds; and

     - where certificates for outstanding bonds have been transmitted, specify the name in which the outstanding bonds were registered, if different from that of the withdrawing holder.

     If certificates for outstanding bonds have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     If outstanding bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding bonds and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding bonds so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding bonds that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding bonds tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding bonds will be credited to an account maintained with DTC for outstanding bonds, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding bonds may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time prior to the expiration date.

EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

       By Regular Mail:         By Registered, Certified Mail,     By Facsimile Transmission
                                  Overnight Courier or Hand:        (for Eligible Guarantor
      JPMorgan Chase Bank                                             Institutions only):
        ITS Bond Events               JPMorgan Chase Bank
         P.O. Box 2320                  ITS Bond Events                 (214) 468-6494
       Dallas, TX 75221          2001 Bryan Street, 9th Floor       Attention: Frank Ivins
                                       Dallas, TX 75201
                                    Attention: Frank Ivins         To Confirm by Telephone:
                                                                        (214) 468-6464

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $200,000. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and Trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding bonds under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing outstanding bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding bonds tendered;

     - tendered outstanding bonds are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of outstanding bonds under the exchange offer.

     If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

     Holders who tender their outstanding bonds for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange bonds in the name of, or request that outstanding bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding bonds who do not exchange their outstanding bonds for exchange bonds under the exchange offer will remain subject to the restrictions on transfer of the outstanding bonds:

     - as set forth in the legend printed on the outstanding bonds as a consequence of the issuance of the outstanding bonds under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding bonds.

     In general, you may not offer or sell the outstanding bonds unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the outstanding bonds under the Securities Act. Based on interpretations of the SEC staff, exchange bonds issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange bonds in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange bonds to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange bonds:

     - cannot rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     We will record the exchange bonds in our accounting records at the same carrying value as the outstanding bonds, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the expenses of the exchange offer over the life of the exchange bonds.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding bonds in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding bonds that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding bonds.

                            DESCRIPTION OF THE BONDS

     The outstanding bonds were issued and the exchange bonds offered hereby will be issued as part of a series of First and Refunding Mortgage Bonds under our First and Refunding Mortgage, dated as of December 1, 1927, to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented and amended, including by the Eighty-First Supplemental Indenture, dated as of February 25, 2003. The First and Refunding Mortgage, as supplemented and amended, is sometimes called the "Mortgage." The following description of the bonds is only a summary and is not intended to be comprehensive. For additional information you should refer to the Mortgage.

     The following description is only a summary of the material provisions of the Mortgage and the Registration Rights Agreement. We urge you to read the Mortgage and the Registration Rights Agreement because they, not this description, define your rights as holders of these bonds. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

PRINCIPAL, MATURITY AND INTEREST

     The exchange bonds will be limited in aggregate principal amount to $500,000,000. We may issue additional bonds from time to time after the offering of the exchange bonds. The amount of bonds that Duke Energy may issue under the Mortgage is unlimited subject to the provisions stated below under "-- Issuance of Additional Bonds." The bonds and any additional bonds subsequently issued under the Mortgage will be treated as a single class for all purposes under the Mortgage, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Mortgage and this "Description of the Bonds," references to the bonds include any additional bonds actually issued.

     The bonds will mature on March 5, 2008. Interest on the bonds will accrue at the rate of 3.75% per annum and will be payable semi-annually on March 5 and September 5 of each year, commencing on September 5, 2003, to the holder of record at the close of business on the 15th day preceding the applicable interest payment date until the relevant principal amount has been paid or made available for payment. Interest on these bonds accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

OPTIONAL REDEMPTION

     We will have the right to redeem the bonds, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such bonds (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

     "Comparable Treasury Price" means with respect to any redemption date for bonds, the average of three Reference Treasury Dealer Quotations for such redemption date.

     "Quotation Agent" means a Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealers" means Banc One Capital Markets, Inc., Deutsche Bank Securities Inc. and UBS Warburg LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the bonds to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

REDEMPTION PROCEDURES

     We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the bonds to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the bonds or portions of such bonds called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

SECURITY


     The Mortgage creates a continuing lien to secure the payment of principal and interest on the bonds. All the bonds are equally and ratably secured without preference, priority or distinction. With some exceptions, the lien of the Mortgage covers substantially all of Duke Energy's properties, real, personal and mixed, and Duke Energy's franchises, including properties acquired after the date of the Mortgage and after the date hereof. Those exceptions include cash, accounts receivable, inventories of materials and supplies, merchandise held for sale, securities that Duke Energy holds, after-acquired property not useful in Duke Energy's electric business, certain after-acquired franchises and after-acquired non-electric properties. No appraisal of the value of the properties subject to the lien has been made in connection with this offering. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. In the event of liquidation, if the proceeds were not sufficient to repay amounts outstanding under the bonds, then holders of the bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of March 31, 2003, we had total senior secured indebtedness of approximately $1,290 million and total senior unsecured indebtedness of approximately $3,882 million.



     The lien of the Mortgage is subject to permitted liens and to liens that exist upon properties that Duke Energy acquired after it entered into the Mortgage to the extent of the amounts of prior lien bonds secured by those properties (not, however, exceeding 75% of the cost or value of those properties) and additions to those properties. "Prior lien bonds" are bonds or other indebtedness that are secured at the time of acquisition by a lien upon property that Duke Energy acquires after the date of the Mortgage that becomes subject to the lien of the Mortgage.

ISSUANCE OF ADDITIONAL BONDS

     If Duke Energy satisfies the conditions in the Mortgage, the Trustee may authenticate and deliver additional bonds in an aggregate principal amount not exceeding:

     - the amount of cash that Duke Energy has deposited with the Trustee for that purpose;


     - the amount of previously authenticated and delivered bonds or refundable prior lien bonds that have been or are to be retired which, with some exceptions, Duke Energy has deposited with the Trustee for that purpose; or


     - 66 2/3% of the aggregate of the net amounts of additional property (electric) certified to the Trustee after February 18, 1949.


     The Trustee may not authenticate and deliver any additional bonds under the Mortgage, other than some types of refunding bonds, unless Duke Energy's available net earnings for twelve consecutive calendar months within the immediately preceding fifteen calendar months have been at least twice the amount of the annual interest charges on all bonds outstanding under the Mortgage, including the bonds proposed to be issued, and on all outstanding prior lien bonds that the Trustee does not hold under the Mortgage.


     We may not apply to the Trustee to authenticate and deliver any bonds (1) in an aggregate principal amount exceeding $26 million on the basis of additional property (electric) that Duke Energy acquired or constructed prior to January 1, 1949 or (2) on the basis of bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949. We may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing those prior lien bonds as refundable if the aggregate principal amount of those prior lien bonds exceeds 66 2/3% of the net amount of the additional property that is subject to the lien of such prior lien bonds.

RELEASE PROVISIONS

     The Mortgage permits Duke Energy to dispose of certain property and to take other actions without the Trustee releasing that property. The Mortgage also permits the release of mortgaged property if we deposit cash or other consideration equal to the value of the mortgaged property to be released. In certain events and within certain limitations, the Trustee is required to pay out cash that the Trustee receives -- other than for the Replacement Fund or as the basis for issuing bonds -- upon Duke Energy's application.

     We may withdraw cash that we deposited with the Trustee as the basis for issuing bonds in an amount equal to the principal amount of any bonds that we are entitled to have authenticated and delivered on the basis of additional property (electric), on the basis of bonds previously authenticated and delivered or on the basis of refundable prior lien bonds.

REPLACEMENT FUND

     The Mortgage requires Duke Energy to deposit with the Trustee annually, for the Replacement Fund established under the Mortgage, the sum of the "replacement requirements" for all years beginning with 1949 and ending with the last calendar year preceding the deposit date, less certain deductions. Those deductions are (1) the aggregate original cost of all fixed property (electric) retired during that time period, not exceeding the aggregate of the gross amounts of additional property (electric) that Duke Energy acquired or constructed during the same period, and (2) the aggregate amount of cash that Duke Energy deposited with the Trustee up to that time, or that Duke Energy would have been required to deposit except for permitted reductions, under the Replacement Fund.

     The "replacement requirement" for any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) owned by Duke Energy at the beginning and end of that year, not exceeding, however, the amount Duke Energy is permitted to charge as an operating expense for depreciation or retirement by any governmental authority, or the amount deductible as depreciation or similar expense for federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385 plus the aggregate gross amount of all depreciable additional property (electric) that Duke Energy acquired or constructed from January 1, 1949 to the date as of which such amount is determined exceeds the original cost of all of Duke Energy's depreciable fixed property (electric) retired during that period or released from the lien of the Mortgage.

     We may reduce the amount of cash at any time required to be deposited in the Replacement Fund and may withdraw any cash that we previously deposited that is held in the Replacement Fund:

     - in an amount equal to 150% of the principal amount of bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, deposited with the Trustee and on the basis of which Duke Energy would otherwise have been entitled to have additional bonds authenticated and delivered; and

     - in an amount equal to 150% of the principal amount of bonds which Duke Energy would otherwise be entitled to have authenticated and delivered on the basis of additional property (electric).

     Upon Duke Energy's application, the Trustee will apply cash that Duke Energy deposited in the Replacement Fund and has not previously withdrawn to the payment, purchase or redemption of bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

     Duke Energy has never deposited any cash with the Trustee for the Replacement Fund. If Duke Energy deposits any cash in the future, it has agreed not to apply that cash to the redemption of the bonds as long as any bonds presently outstanding remain outstanding.

AMENDMENTS OF THE MORTGAGE

     We may amend the Mortgage with the consent of the holders of 66 2/3% in principal amount of the bonds, except that no such amendment may:

     - affect the terms of payment of principal at maturity or of interest or premium on any bond;

     - affect the rights of bondholders to sue to enforce any such payment at maturity; or

     - reduce the percentage of bonds required to consent to an amendment.

     No amendment may affect the rights under the Mortgage of the holders of less than all of the series of bonds outstanding unless the holders of 66 2/3% in principal amount of the bonds of each series affected consent to the amendment.

     The covenants included in the Eighty-First Supplemental Indenture for the bonds will be solely for the benefit of the holders of the bonds and the exchange bonds referred to herein. We may modify any such covenant only with the consent of the holders of 66 2/3% in principal amount of the bonds and any exchange bonds outstanding, without the consent of holders of any other series of bonds.

EVENTS OF DEFAULT

     The Trustee may, and at the written request of the holders of a majority in principal amount of the outstanding bonds will, declare the principal of all outstanding bonds due when any event of default under the Mortgage occurs. The holders of a majority in principal amount of the outstanding bonds may, however, waive the default and rescind the declaration if Duke Energy cures the default.

     Events of default under the Mortgage include:

     - default in the payment of principal;

     - default for 60 days in the payment of interest;

     - default in the performance of any other covenant in the Mortgage continuing for 60 days after the Trustee or the holders of not less than 10% in principal amount of the bonds then outstanding give notice of the default;



     - Duke Energy is adjudicated insolvent or bankrupt by decree of a court or a receiver is appointed of all or any substantial part of the mortgaged property in an insolvency or bankruptcy proceeding and the order or decree remains unstayed and in effect for 60 days; and



     - Duke Energy files a petition in voluntary bankruptcy, makes an assignment for the benefit of creditors or consents to the appointment of a receiver of all or any substantial part of the mortgaged property or to any adjudication of insolvency or bankruptcy.



     We provide a statement by our officers each year to the Trustee stating whether we have complied with the covenants of the Mortgage.


CONCERNING THE TRUSTEE


     JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Trustee and is also the senior indenture trustee and the subordinated indenture trustee for Duke Energy under its unsecured senior indenture and subordinated indenture, respectively. Duke Energy and some of its affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank. JPMorgan Chase Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of some of its affiliates are outstanding. We have also appointed JPMorgan Chase Bank as registrar and paying agent with regard to the bonds.


     The Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the bonds unless those holders have offered to the Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or the exercise of any trust or power of the Trustee. The Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

BOOK-ENTRY

     We will issue the exchange bonds in the form of one or more fully registered global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global security directly through DTC or indirectly through organizations which are participants in the DTC system.

     Unless and until they are exchanged in whole or in part for certificated securities, the global securities may not be transferred except as a whole by DTC or its nominee. DTC has advised us as follows:

     - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the respective principal amounts of the securities represented by the global securities to the accounts of those persons who have accounts with DTC designated by the Initial Purchasers. Ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     As long as DTC or its nominee is the registered owner or holder of the global securities, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the securities represented by the global securities for all purposes under the Mortgage and the securities. No beneficial owners of an interest in the global securities will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the Mortgage. Owners of beneficial interests in the global securities will not:

     - be entitled to have the securities represented by the global securities registered in their names,

     - receive or be entitled to receive physical delivery of certificated securities in definitive form, and

     - be considered to be the owners or holders of any securities under the global securities.


     Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of securities under the global securities.


     Payments of the principal of, premium, if any, and interest on the securities represented by the global securities will be made by us to the Trustee and from the Trustee to DTC or its nominee, as the case may be, as the registered owner of the global securities. Neither we, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.


     DTC has advised us that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global securities will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global securities, as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.


     DTC has advised us that DTC will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account the DTC interests in the global securities are credited. Further, DTC will take any action permitted to be taken by a holder of securities only in respect of that portion of the aggregate principal amount of securities as to which the participant or participants has or have given that direction.

     Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Beneficial interests in global securities may be exchanged for certificated securities only if:

     - DTC notifies the Trustee that it is unwilling or unable to continue as a depositary for the global securities or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days; or

     - we decide at any time not to have the securities represented by global securities and so notify the Trustee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company and the initial purchasers entered into the Registration Rights Agreement on February 25, 2003, which we call the "issue date." We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

     (1) prepare and, as soon as practicable but not later than 130 calendar days following the issue date, file with the SEC a registration statement with respect to a registered offer, or the Registered Exchange Offer, to exchange the outstanding bonds for a like principal amount of exchange bonds of the Company;

     (2) use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act not later than 180 calendar days following the issue date;

     (3) keep the Registered Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the outstanding bonds;

     (4) use our reasonable best efforts to cause the exchange offer to be consummated within 210 calendar days following the issue date; and

     (5) promptly commence the exchange offer upon the effectiveness of the Exchange Offer Registration Statement.

     For each outstanding bond tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such outstanding bond an exchange bond having a principal amount equal to that of the surrendered outstanding bond. Interest on the exchange bonds will accrue from the most recent interest payment date to which interest has been paid on the outstanding bonds surrendered in exchange therefor or, if no interest has been paid on such outstanding bonds, from the date of original issuance.

     Under existing SEC interpretations, the exchange bonds will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the exchange bonds represents to us in the Registered Exchange Offer that it is not an affiliate of ours within the meaning of Rule 405 under the Securities Act,
(b) is not a broker-dealer tendering outstanding bonds acquired directly from us for its own account, (c) acquired the exchange bonds in the ordinary course of its business and (d) has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange bonds); provided, however, that broker-dealers receiving exchange bonds in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange bonds.


     A holder of outstanding bonds who wishes to exchange such outstanding bonds for exchange bonds in the Registered Exchange Offer will be required to represent that any exchange bonds to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange bonds and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act.

     In the event that:

     (1) because of any changes of law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect such a Registered Exchange Offer; or

     (2) for any other reason we do not consummate the Registered Exchange Offer within 210 calendar days of the issue date (provided that we are not then actively pursuing such effectiveness or consummation, as the case may be), then, we will, subject to certain exceptions:

     (A) as promptly as practicable, file with the SEC, and thereafter shall use our reasonable best efforts to cause to be declared effective as promptly as practicable but no later than 210 calendar days after the issue date, a shelf registration statement relating to the offer and sale of the outstanding bonds by the holders of such outstanding bonds from time to time in accordance with the methods of distribution as set forth in such shelf registration statement; and

     (B) use our reasonable best efforts to keep the shelf registration statement continuously effective in order to permit the prospectus forming part thereof to be usable by holders of the outstanding bonds for a period ending on the earliest of (i) two years from the date the outstanding bonds were originally issued by the us, (ii) the date on which the outstanding bonds become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or (iii) for such shorter period that will terminate when all outstanding bonds covered by the shelf registration statement have been sold pursuant to the shelf registration statement or cease to be outstanding or otherwise to be outstanding bonds.

     If the Registered Exchange Offer is not consummated and the shelf registration statement is not declared effective within 210 days after the issue date, the interest rate on the bonds will be increased by 0.25% per annum, commencing 210 days after the issue date, until the Registered Exchange Offer is consummated or the shelf registration statement is declared effective by the SEC. In the case of a shelf registration statement, if we are unable to cause such shelf registration statement to become effective because holders of outstanding bonds have not provided information with respect to themselves as required by law to be included therein pursuant to our request as provided in the Registration Rights Agreement, such 0.25% increase in the interest rate shall be payable only to holders that have furnished such information required by law to be included therein to us pursuant to our request under the Registration Rights Agreement from but excluding the date such information is provided to us to but excluding the date the shelf registration statement is declared effective by the SEC.

     If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 20 business days after the commencement thereof provided that we have accepted all outstanding bonds theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


EXCHANGE OF BONDS

     The exchange of outstanding bonds for exchange bonds in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange bond, the holding period of the exchange bond will include the holding period of the outstanding bond exchanged therefor and the basis of the exchange bond will be the same as the basis of the outstanding bond immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING BONDS FOR EXCHANGE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for outstanding bonds where the outstanding bonds were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any exchange bonds for a period of the lesser of 90 days after the consummation of the Exchange Offer and the date on which all broker-dealers have sold all exchange bonds held by them (unless such period is extended pursuant to the terms of the Registration Rights Agreement). We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

     We will not receive any proceeds from any sale of exchange bonds by broker-dealers. Exchange bonds received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange bonds or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange bonds. Any broker-dealer that resells exchange bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange bonds and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding bonds, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange bonds pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of exchange bonds, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer) such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL MATTERS


     The validity and enforceability of the exchange bonds offered by this prospectus will be passed upon for Duke Energy by Robert T. Lucas III, Esq., who is Duke Energy's Associate General Counsel and Assistant Secretary, and Karol P. Mack, Esq., who is Duke Energy's Assistant General Counsel. Legal matters with respect to the offering of the exchange bonds will be passed upon for Duke Energy by Simpson Thacher & Bartlett LLP, New York, New York. In rendering their opinion, Simpson Thacher & Bartlett LLP will rely upon Mr. Lucas as to all matters of North Carolina law and Ms. Mack as to all matters of South Carolina law.


                                    EXPERTS

     The consolidated financial statements of Duke Energy appearing in Duke Energy's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                               (DUKE ENERGY LOGO)

     OFFER TO EXCHANGE ALL OUTSTANDING FIRST AND REFUNDING MORTGAGE BONDS, 3.75% SERIES A DUE 2008 FOR FIRST AND REFUNDING MORTGAGE BONDS, 3.75% SERIES B DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                   PROSPECTUS

                             ---------------------

     UNTIL           , 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          , 2003

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act and the By-Laws of Duke Energy Corporation permit indemnification of its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, Duke Energy Corporation has purchased insurance permitted by the law of North Carolina on behalf of directors, officers, employees or agents, which may cover liabilities under the Securities Act. The Restated Articles of Incorporation of Duke Energy Corporation provide that a director shall not be personally liable for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the North Carolina Business Corporation Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   3.1        Restated Articles of Incorporation of Duke Energy
              Corporation, dated June 18, 1997 (filed with Form S-8, No.
              333-29563, effective June 19, 1997, as Exhibit 4(G)).
   3.2        Articles of Amendment to Restated Articles of Incorporation
              of Duke Energy Corporation (filed with Post-Effective
              Amendment No. 2 to Form S-3 of the registrant, file number
              333-81573, filed December 12, 2001 as Exhibit 4(B)-1).
   3.3        Articles of Amendment to Restated Articles of Incorporation
              of Duke Energy Corporation (filed with Form 10-Q of the
              registrant for the quarter ended March 31, 2002, File No.
              1-4928, as Exhibit 3).
   3.4        By-Laws of Duke Energy Corporation, as amended (filed with
              Form 10-K for the year ended December 31, 2002, File No.
              001-04928, as Exhibit 3-4)).
   4.1        First and Refunding Mortgage from Duke Energy Corporation to
              Guaranty Trust Company of New York, as Trustee, dated as of
              December 1, 1927 (filed with Form S-1, File No. 2-7224,
              effective October 15, 1947, as Exhibit 7(a)).
   4.2        Supplemental Indenture, dated as of March 12, 1930,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(b)).
   4.3        Supplemental Indenture, dated as of July 1, 1935,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(c)).
   4.4        Supplemental Indenture, dated as of December 1, 1935,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(d)).
   4.5        Supplemental Indenture, dated as of September 1, 1936,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(e)).
   4.6        Supplemental Indenture, dated as of January 1, 1941,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(f)).
   4.7        Supplemental Indenture, dated as of April 1, 1944,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(g)).
   4.8        Supplemental Indenture, dated as of September 1, 1947,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(h)).
   4.9        Supplemental Indenture, dated as of September 8, 1947,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-10401, effective August 21, 1953, as Exhibit 4-B-9).
   4.10       Supplemental Indenture, dated as of February 1, 1949,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7808, effective February 3, 1949, as Exhibit 7(j)).
   4.11       Supplemental Indenture, dated as of March 1, 1949,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-8877, effective April 6, 1951, as Exhibit 7(k)).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.12       Supplemental Indenture, dated as of April 1, 1951,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-8877, effective April 6, 1951, as Exhibit 7(1)).
   4.13       Supplemental Indenture, dated as of September 1, 1953,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-10401, effective August 21, 1953, as Exhibit 4-B-13).
   4.14       Supplemental Indenture, dated as of October 1, 1954,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-11297, effective December 30, 1954, as Exhibit 2-B-14).
   4.15       Supplemental Indenture, dated as of January 1, 1955,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-11297, effective December 30, 1954, as Exhibit 2-B-15).
   4.16       Supplemental Indenture, dated as of May 1, 1956,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-12402, effective April 26, 1956, as Exhibit 2-B-16).
   4.17       Supplemental Indenture, dated as of January 1, 1960,
              supplementing said Mortgage (filed with Form 10, effective
              June 29, 1961, as Exhibit 3-B-18).
   4.18       Supplemental Indenture, dated as of February 1, 1960,
              supplementing said Mortgage (filed with Form 10, effective
              June 29, 1961, as Exhibit 3-B-19).
   4.19       Supplemental Indenture, dated as of February 1, 1962,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-20577, effective August 16, 1962, as Exhibit 2-B-20).
   4.20       Supplemental Indenture, dated as of August 1, 1962,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-19).
   4.21       Supplemental Indenture, dated as of June 15, 1964,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-20).
   4.22       Supplemental Indenture, dated as of February 1, 1965,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-21).
   4.23       Supplemental Indenture, dated as of April 1, 1967,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-28023, effective February 15, 1968, as Exhibit 2-B-25).
   4.24       Supplemental Indenture, dated as of February 1, 1968,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-31304, effective January 21, 1969, as Exhibit 2-B-26).
   4.25       Supplemental Indenture, dated as of February 1, 1969,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-34289, effective August 27, 1969, as Exhibit 2-B-27).
   4.26       Supplemental Indenture, dated as of September 1, 1969,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-36095, effective February 16, 1970, as Exhibit 2-B-39).
   4.27       Supplemental Indenture, dated as of March 1, 1970,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-37953, effective July 28, 1970, as Exhibit 2-B-42).
   4.28       Supplemental Indenture, dated as of August 1, 1970,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-39451, effective March 4, 1971, as Exhibit 2-B-28).
   4.29       Supplemental Indenture, dated as of March 1, 1971,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-42404, effective December 7, 1971, as Exhibit 2-B-29).
   4.30       Supplemental Indenture, dated as of December 1, 1971,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-43122, effective March 7, 1972, as Exhibit 2-B-30).
   4.31       Supplemental Indenture, dated as of April 1, 1972,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-46208, effective November 20, 1972, as Exhibit 2-B-31).
   4.32       Supplemental Indenture, dated as of December 1, 1972,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-48058, effective June 5, 1973, as Exhibit 2-B-32).
   4.33       Supplemental Indenture, dated as of June 1, 1973,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-49333, effective November 5, 1973, as Exhibit 2-B-33).
   4.34       Supplemental Indenture, dated as of November 1, 1973,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-50493, effective April 25, 1974, as Exhibit 2-B-34).
   4.35       Supplemental Indenture, dated as of May 1, 1974,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-52669, effective February 11, 1975, as Exhibit 2-B-35).
   4.36       Supplemental Indenture, dated as of February 1, 1975,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-57118, effective October 5, 1976, as Exhibit 2-B-36).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.37       Supplemental Indenture, dated as of July 1, 1975,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-57118, effective October 5, 1976, as Exhibit 2-B-37).
   4.38       Supplemental Indenture, dated as of October 1, 1976,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-59494, effective August 10, 1977, as Exhibit 2-B-38).
   4.39       Supplemental Indenture, dated as of September 1, 1977,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-61995, effective July 26, 1978, as Exhibit 2-B-39).
   4.40       Supplemental Indenture, dated as of August 1, 1978,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-64541, effective June 7, 1979, as Exhibit 2-B-40).
   4.41       Supplemental Indenture, dated as of June 1, 1979,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-65371, effective October 2, 1979, as Exhibit 2-B-41).
   4.42       Supplemental Indenture, dated as of October 1, 1979,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-66659, effective March 12, 1980, as Exhibit 2-B-42).
   4.43       Supplemental Indenture, dated as of March 1, 1980,
              supplementing said Mortgage (filed with Form S-16, File No.
              2-68571, effective August 19, 1980, as Exhibit 2-B-43).
   4.44       Supplemental Indenture, dated as of August 1, 1980,
              supplementing said Mortgage (filed with Form S-16, File No.
              2-75951, effective February 23, 1982, as Exhibit 2-B-44).
   4.45       Supplemental Indenture, dated as of March 1, 1982,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-78882, effective August 30, 1982, as Exhibit 4-B-45).
   4.46       Supplemental Indenture, dated as of September 1, 1982,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-46).
   4.47       Supplemental Indenture, dated as of May 1, 1983,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-47).
   4.48       Supplemental Indenture, dated as of September 1, 1983,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-48).
   4.49       Supplemental Indenture, dated as of September 1, 1984,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-49).
   4.50       Supplemental Indenture, dated as of March 1, 1985,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-50).
   4.51       Supplemental Indenture, dated as of December 1, 1985,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-5163, effective May 2, 1986, as Exhibit 4-B-51).
   4.52       Supplemental Indenture, dated as of April 1, 1986,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-5163, effective May 2, 1986, as Exhibit 4-B-52).
   4.53       Supplemental Indenture, dated as of May 1, 1986,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-53).
   4.54       Supplemental Indenture, dated as of June 1, 1986,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-54).
   4.55       Supplemental Indenture, dated as of February 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-55).
   4.56       Supplemental Indenture, dated as of February 15, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-56).
   4.57       Supplemental Indenture, dated as of March 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-57).
   4.58       Supplemental Indenture, dated as of October 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1987, File No. 1-4928, as Exhibit
              4-B-58).
   4.59       Supplemental Indenture, dated as of February 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1989, File No. 1-4928, as Exhibit
              4-B-59).
   4.60       Supplemental Indenture, dated as of March 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-60).
   4.61       Supplemental Indenture, dated as of May 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-61).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.62       Supplemental Indenture, dated as of May 15, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-62).
   4.63       Supplemental Indenture, dated as of March 1, 1991,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-63).
   4.64       Supplemental Indenture, dated as of July 1, 1991,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-45501, effective February 13, 1992, as Exhibit 4-B-64).
   4.65       Supplemental Indenture, dated as of December 1, 1991,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-44501, effective February 13, 1992, as Exhibit 4-B-65).
   4.66       Supplemental Indenture, dated as of March 1, 1992,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1991, File No. 1-4928, as Exhibit
              4-B-66).
   4.67       Supplemental Indenture, dated as of June 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50592, effective August 11, 1992, as Exhibit 4-B-67).
   4.68       Supplemental Indenture, dated as of July 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50592, effective August 11, 1992, as Exhibit 4-B-68).
   4.69       Supplemental Indenture, dated as of September 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-53308, effective November 24, 1992, as Exhibit 4-B-69).
   4.70       Supplemental Indenture, dated as of February 1, 1993,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1992, File No. 1-4928, as Exhibit
              4-B-70).
   4.71       Supplemental Indenture, dated as of March 1, 1993,
              supplementing said Mortgage (filed with Form S-3, No.
              33-59448, effective March 17, 1993, as Exhibit 4-B-71).
   4.72       Supplemental Indenture, dated as of April 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-72).
   4.73       Supplemental Indenture, dated as of May 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-73).
   4.74       Supplemental Indenture, dated as of June 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-74).
   4.75       Supplemental Indenture, dated as of July 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-75).
   4.76       Supplemental Indenture, dated as of August 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-76).
   4.77       Supplemental Indenture, dated as of August 20, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-77).
   4.78       Supplemental Indenture, dated as of May 1, 1994,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1994, File No. 1-4928, as Exhibit
              4-B-78).
   4.79       Supplemental Indenture, dated as of November 1, 1994,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1994, File No. 1-4928, as Exhibit
              4-B-79).
   4.80       Supplemental Indenture, dated as of August 1, 1995,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1995, File No. 1-4928, as Exhibit
              4-B-80).
   4.81*      Eighty-First Supplemental Indenture, dated as of February
              25, 2003, supplementing said Mortgage.
   4.82*      Form of First and Refunding Mortgage Bond, 3.75% Series B
              due 2008 (included in Exhibit 4.81 filed herewith).
   4.83*      Registration Rights Agreement, dated as of February 25,
              2003.
   5.1**      Opinion of Simpson Thacher & Bartlett LLP.
   5.2*       Opinion of Robert T. Lucas III, Esq.
   5.3*       Opinion of Karol P. Mack, Esq.
  12.1*       Computation of Ratio of Earnings to Fixed Charges.
  23.1**      Consent of Simpson Thacher & Bartlett LLP (included in
              Exhibit 5.1 filed herewith).
  23.2*       Consent of Robert T. Lucas III, Esq. (included in Exhibit
              5.2 filed herewith).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
  23.3*       Consent of Karol P. Mack, Esq. (included in Exhibit 5.3
              filed herewith).
  23.4**      Independent Auditors' Consent.
  24.1*       Power of Attorney of officers and directors of Duke Energy
              Corporation.
  24.2*       Resolution of the Board of Directors of Duke Energy
              Corporation.
  25.1*       Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of JPMorgan Chase Bank (formerly known as
              The Chase Manhattan Bank), as Bond Trustee.
  99.1**      Form of Letter of Transmittal.
  99.2**      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and other Nominees.
  99.3**      Form of Letter to Clients.
  99.4**      Form of Notice of Guaranteed Delivery.


---------------


 *  Previously filed with initial Registration Statement on Form S-4.



**  Filed herewith.


ITEM 22.  UNDERTAKINGS

     (a) Undertaking related to Rule 415 offering:

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Undertaking related to acceleration of effectiveness:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) Undertaking related to requests for information:

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) Undertaking related to post-effective amendments:

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on July 18, 2003.


                                          DUKE ENERGY CORPORATION

                                          By:        /s/ R.B. PRIORY
                                            ------------------------------------
                                                     Richard B. Priory
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.



                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----
                                                          Chairman of the Board and         July 18, 2003
 ------------------------------------------------          Chief Executive Officer
                Richard B. Priory                       (Principal Executive Officer)


                                                         Executive Vice President and       July 18, 2003
 ------------------------------------------------          Chief Financial Officer
                 Robert P. Brace                        (Principal Financial Officer)


                                                     Senior Vice President and Controller   July 18, 2003
 ------------------------------------------------       (Principal Accounting Officer)
                 Keith G. Butler


 ------------------------------------------------
              G. Alex Bernhardt, Sr.


 ------------------------------------------------
                 Robert J. Brown


 ------------------------------------------------
                 William T. Esrey


 ------------------------------------------------
                   Ann M. Gray


 ------------------------------------------------
              George D. Johnson, Jr.


                                                         A majority of the Directors        July 18, 2003
 ------------------------------------------------
                    Max Lennon


 ------------------------------------------------
               Leo E. Linbeck, Jr.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----


 ------------------------------------------------
                 James G. Martin


 ------------------------------------------------
                Richard B. Priory


 ------------------------------------------------
                 James T. Rhodes

Myron L. Caldwell, by signing his name hereto, does hereby sign this document on behalf of Duke Energy Corporation and on behalf of each of the above-named persons pursuant to a power of attorney duly executed by Duke Energy Corporation and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

                                                 /s/ MYRON L. CALDWELL
                                          --------------------------------------
                                                    Myron L. Caldwell
                                                     Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   3.1        Restated Articles of Incorporation of Duke Energy
              Corporation, dated June 18, 1997 (filed with Form S-8, No.
              333-29563, effective June 19, 1997, as Exhibit 4(G)).
   3.2        Articles of Amendment to Restated Articles of Incorporation
              of Duke Energy Corporation (filed with Post-Effective
              Amendment No. 2 to Form S-3 of the registrant, file number
              333-81573, filed December 12, 2001 as Exhibit 4(B)-1).
   3.3        Articles of Amendment to Restated Articles of Incorporation
              of Duke Energy Corporation (filed with Form 10-Q of the
              registrant for the quarter ended March 31, 2002, File No.
              1-4928, as Exhibit 3).
   3.4        By-Laws of Duke Energy Corporation, as amended (filed with
              Form 10-K for the year ended December 31, 2002, File No.
              001-04928, as Exhibit 3-4)).
   4.1        First and Refunding Mortgage from Duke Energy Corporation to
              Guaranty Trust Company of New York, as Trustee, dated as of
              December 1, 1927 (filed with Form S-1, File No. 2-7224,
              effective October 15, 1947, as Exhibit 7(a)).
   4.2        Supplemental Indenture, dated as of March 12, 1930,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(b)).
   4.3        Supplemental Indenture, dated as of July 1, 1935,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(c)).
   4.4        Supplemental Indenture, dated as of December 1, 1935,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(d)).
   4.5        Supplemental Indenture, dated as of September 1, 1936,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(e)).
   4.6        Supplemental Indenture, dated as of January 1, 1941,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(f)).
   4.7        Supplemental Indenture, dated as of April 1, 1944,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(g)).
   4.8        Supplemental Indenture, dated as of September 1, 1947,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7224, effective October 15, 1947, as Exhibit 7(h)).
   4.9        Supplemental Indenture, dated as of September 8, 1947,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-10401, effective August 21, 1953, as Exhibit 4-B-9).
   4.10       Supplemental Indenture, dated as of February 1, 1949,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-7808, effective February 3, 1949, as Exhibit 7(j)).
   4.11       Supplemental Indenture, dated as of March 1, 1949,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-8877, effective April 6, 1951, as Exhibit 7(k)).
   4.12       Supplemental Indenture, dated as of April 1, 1951,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-8877, effective April 6, 1951, as Exhibit 7(1)).
   4.13       Supplemental Indenture, dated as of September 1, 1953,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-10401, effective August 21, 1953, as Exhibit 4-B-13).
   4.14       Supplemental Indenture, dated as of October 1, 1954,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-11297, effective December 30, 1954, as Exhibit 2-B-14).
   4.15       Supplemental Indenture, dated as of January 1, 1955,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-11297, effective December 30, 1954, as Exhibit 2-B-15).
   4.16       Supplemental Indenture, dated as of May 1, 1956,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-12402, effective April 26, 1956, as Exhibit 2-B-16).
   4.17       Supplemental Indenture, dated as of January 1, 1960,
              supplementing said Mortgage (filed with Form 10, effective
              June 29, 1961, as Exhibit 3-B-18).
   4.18       Supplemental Indenture, dated as of February 1, 1960,
              supplementing said Mortgage (filed with Form 10, effective
              June 29, 1961, as Exhibit 3-B-19).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.19       Supplemental Indenture, dated as of February 1, 1962,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-20577, effective August 16, 1962, as Exhibit 2-B-20).
   4.20       Supplemental Indenture, dated as of August 1, 1962,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-19).
   4.21       Supplemental Indenture, dated as of June 15, 1964,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-20).
   4.22       Supplemental Indenture, dated as of February 1, 1965,
              supplementing said Mortgage (filed with Form S-1, File No.
              2-25367, effective August 23, 1966, as Exhibit 4-B-21).
   4.23       Supplemental Indenture, dated as of April 1, 1967,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-28023, effective February 15, 1968, as Exhibit 2-B-25).
   4.24       Supplemental Indenture, dated as of February 1, 1968,
              supplementing said Mortgage (filed with Form S-9, File No.
              2-31304, effective January 21, 1969, as Exhibit 2-B-26).
   4.25       Supplemental Indenture, dated as of February 1, 1969,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-34289, effective August 27, 1969, as Exhibit 2-B-27).
   4.26       Supplemental Indenture, dated as of September 1, 1969,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-36095, effective February 16, 1970, as Exhibit 2-B-39).
   4.27       Supplemental Indenture, dated as of March 1, 1970,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-37953, effective July 28, 1970, as Exhibit 2-B-42).
   4.28       Supplemental Indenture, dated as of August 1, 1970,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-39451, effective March 4, 1971, as Exhibit 2-B-28).
   4.29       Supplemental Indenture, dated as of March 1, 1971,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-42404, effective December 7, 1971, as Exhibit 2-B-29).
   4.30       Supplemental Indenture, dated as of December 1, 1971,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-43122, effective March 7, 1972, as Exhibit 2-B-30).
   4.31       Supplemental Indenture, dated as of April 1, 1972,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-46208, effective November 20, 1972, as Exhibit 2-B-31).
   4.32       Supplemental Indenture, dated as of December 1, 1972,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-48058, effective June 5, 1973, as Exhibit 2-B-32).
   4.33       Supplemental Indenture, dated as of June 1, 1973,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-49333, effective November 5, 1973, as Exhibit 2-B-33).
   4.34       Supplemental Indenture, dated as of November 1, 1973,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-50493, effective April 25, 1974, as Exhibit 2-B-34).
   4.35       Supplemental Indenture, dated as of May 1, 1974,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-52669, effective February 11, 1975, as Exhibit 2-B-35).
   4.36       Supplemental Indenture, dated as of February 1, 1975,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-57118, effective October 5, 1976, as Exhibit 2-B-36).
   4.37       Supplemental Indenture, dated as of July 1, 1975,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-57118, effective October 5, 1976, as Exhibit 2-B-37).
   4.38       Supplemental Indenture, dated as of October 1, 1976,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-59494, effective August 10, 1977, as Exhibit 2-B-38).
   4.39       Supplemental Indenture, dated as of September 1, 1977,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-61995, effective July 26, 1978, as Exhibit 2-B-39).
   4.40       Supplemental Indenture, dated as of August 1, 1978,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-64541, effective June 7, 1979, as Exhibit 2-B-40).
   4.41       Supplemental Indenture, dated as of June 1, 1979,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-65371, effective October 2, 1979, as Exhibit 2-B-41).
   4.42       Supplemental Indenture, dated as of October 1, 1979,
              supplementing said Mortgage (filed with Form S-7, File No.
              2-66659, effective March 12, 1980, as Exhibit 2-B-42).
   4.43       Supplemental Indenture, dated as of March 1, 1980,
              supplementing said Mortgage (filed with Form S-16, File No.
              2-68571, effective August 19, 1980, as Exhibit 2-B-43).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.44       Supplemental Indenture, dated as of August 1, 1980,
              supplementing said Mortgage (filed with Form S-16, File No.
              2-75951, effective February 23, 1982, as Exhibit 2-B-44).
   4.45       Supplemental Indenture, dated as of March 1, 1982,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-78882, effective August 30, 1982, as Exhibit 4-B-45).
   4.46       Supplemental Indenture, dated as of September 1, 1982,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-46).
   4.47       Supplemental Indenture, dated as of May 1, 1983,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-47).
   4.48       Supplemental Indenture, dated as of September 1, 1983,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-48).
   4.49       Supplemental Indenture, dated as of September 1, 1984,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-49).
   4.50       Supplemental Indenture, dated as of March 1, 1985,
              supplementing said Mortgage (filed with Form S-3, File No.
              2-95931, effective April 1, 1985, as Exhibit 4-B-50).
   4.51       Supplemental Indenture, dated as of December 1, 1985,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-5163, effective May 2, 1986, as Exhibit 4-B-51).
   4.52       Supplemental Indenture, dated as of April 1, 1986,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-5163, effective May 2, 1986, as Exhibit 4-B-52).
   4.53       Supplemental Indenture, dated as of May 1, 1986,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-53).
   4.54       Supplemental Indenture, dated as of June 1, 1986,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-54).
   4.55       Supplemental Indenture, dated as of February 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-55).
   4.56       Supplemental Indenture, dated as of February 15, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-56).
   4.57       Supplemental Indenture, dated as of March 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1986, File No. 1-4928, as Exhibit
              4-B-57).
   4.58       Supplemental Indenture, dated as of October 1, 1987,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1987, File No. 1-4928, as Exhibit
              4-B-58).
   4.59       Supplemental Indenture, dated as of February 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1989, File No. 1-4928, as Exhibit
              4-B-59).
   4.60       Supplemental Indenture, dated as of March 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-60).
   4.61       Supplemental Indenture, dated as of May 1, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-61).
   4.62       Supplemental Indenture, dated as of May 15, 1990,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-62).
   4.63       Supplemental Indenture, dated as of March 1, 1991,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1990, File No. 1-4928, as Exhibit
              4-B-63).
   4.64       Supplemental Indenture, dated as of July 1, 1991,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-45501, effective February 13, 1992, as Exhibit 4-B-64).
   4.65       Supplemental Indenture, dated as of December 1, 1991,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-44501, effective February 13, 1992, as Exhibit 4-B-65).
   4.66       Supplemental Indenture, dated as of March 1, 1992,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1991, File No. 1-4928, as Exhibit
              4-B-66).
   4.67       Supplemental Indenture, dated as of June 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50592, effective August 11, 1992, as Exhibit 4-B-67).
   4.68       Supplemental Indenture, dated as of July 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50592, effective August 11, 1992, as Exhibit 4-B-68).

EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
-----------                      ----------------------
   4.69       Supplemental Indenture, dated as of September 1, 1992,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-53308, effective November 24, 1992, as Exhibit 4-B-69).
   4.70       Supplemental Indenture, dated as of February 1, 1993,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1992, File No. 1-4928, as Exhibit
              4-B-70).
   4.71       Supplemental Indenture, dated as of March 1, 1993,
              supplementing said Mortgage (filed with Form S-3, No.
              33-59448, effective March 17, 1993, as Exhibit 4-B-71).
   4.72       Supplemental Indenture, dated as of April 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-72).
   4.73       Supplemental Indenture, dated as of May 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-73).
   4.74       Supplemental Indenture, dated as of June 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-74).
   4.75       Supplemental Indenture, dated as of July 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-75).
   4.76       Supplemental Indenture, dated as of August 1, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-76).
   4.77       Supplemental Indenture, dated as of August 20, 1993,
              supplementing said Mortgage (filed with Form S-3, File No.
              33-50543, effective October 20, 1993, as Exhibit 4-B-77).
   4.78       Supplemental Indenture, dated as of May 1, 1994,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1994, File No. 1-4928, as Exhibit
              4-B-78).
   4.79       Supplemental Indenture, dated as of November 1, 1994,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1994, File No. 1-4928, as Exhibit
              4-B-79).
   4.80       Supplemental Indenture, dated as of August 1, 1995,
              supplementing said Mortgage (filed with Form 10-K for the
              year ended December 31, 1995, File No. 1-4928, as Exhibit
              4-B-80).
   4.81*      Eighty-First Supplemental Indenture, dated as of February
              25, 2003, supplementing said Mortgage.
   4.82*      Form of First and Refunding Mortgage Bond, 3.75% Series B
              due 2008 (included in Exhibit 4.81 filed herewith).
   4.83*      Registration Rights Agreement, dated as of February 25,
              2003.
   5.1**      Opinion of Simpson Thacher & Bartlett.
   5.2*       Opinion of Robert T. Lucas III, Esq.
   5.3*       Opinion of Karol P. Mack, Esq.
  12.1*       Computation of Ratio of Earnings to Fixed Charges.
  23.1**      Consent of Simpson Thacher & Bartlett (included in Exhibit
              5.1 filed herewith).
  23.2*       Consent of Robert T. Lucas III, Esq. (included in Exhibit
              5.2 filed herewith).
  23.3*       Consent of Karol P. Mack, Esq. (included in Exhibit 5.3
              filed herewith).
  23.4**      Independent Auditors' Consent.
  24.1*       Power of Attorney of officers and directors of Duke Energy
              Corporation.
  24.2*       Resolution of the Board of Directors of Duke Energy
              Corporation.
  25.1*       Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of JPMorgan Chase Bank (formerly known as
              The Chase Manhattan Bank), as Bond Trustee.
  99.1**      Form of Letter of Transmittal.
  99.2**      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and other Nominees.
  99.3**      Form of Letter to Clients.
  99.4**      Form of Notice of Guaranteed Delivery.


---------------


 *  Previously filed with initial Registration Statement on Form S-4.



**  Filed herewith.